As filed with the Securities and Exchange Commission on _____, 2019

Registration No. ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIONEXUS GENE LAB CORP.

(Exact name of registrant as specified in its charter)

Wyoming	807101	35-2604830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Level 8, Tower 8, Avenue 5, The Horizon

 Bangar South

o.  8 Jalan Kerinchi

59200 Kuala Lumpur

Malaysia

60 1221-26512

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chi Yuen Leong

President

Level 8, Tower 8, Avenue 5, The Horizon

Bangar South

No.  8 Jalan Kerinchi

59200 Kuala Lumpur

Malaysia

60 1221-26512

 (Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel H. Luciano

Attorney-at-Law

242A West Valley Brook Road

Califon, NJ 07830

Telephone No.: (908) 832-5546

As soon as practicable and from time to time after the effective date of this Registration Statement.

Approximate date of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ¨

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	10,398,779 (2)	$0.05(3)	$ 519,939	$63.02

(1)

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)

Represents the number of shares of common stock currently outstanding to be sold by the selling security holders.

(3)

 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (o) of the Securities Act. Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $0.05 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or Pink sheet markets at which time the shares may be sold at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED _______, 2019.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

BIONEXUS GENE LAB CORP.

 10,398,779 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain selling security holders of BioNexus Gene Lab Corp., a Wyoming corporation, of 10,398,779 shares of common stock held by its selling security holders.

The shares offered by this prospectus may be sold by the selling stockholders at $0.05 per share until the shares are quoted on the PINK SHEET® tier of OTC Markets or an exchange. Thereafter, they may sell in the open market at prevailing prices, through privately negotiated transactions or a combination of these methods. However, there can be no assurance that a market will be created in our common stock. The resale of the shares by the selling stockholders is not subject to any underwriting agreement.  We will not receive any of the proceeds from the sale of such shares. We will bear all expenses of registration incurred in connection with this offering.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR SHARES OF COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 11 BEFORE INVESTING IN OUR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _______, 2019.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

5

SUMMARY OF FINANCIAL INFORMATION

8

RISK FACTORS

11

USE OF PROCEEDS

19

DETERMINATION OF THE OFFERING PRICE

20

SELLING SECURITY HOLDERS

20

PLAN OF DISTRIBUTION

26

DESCRIPTION OF BUSINESS

27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS   31

LEGAL PROCEEDINGS

34

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

37

EXECUTIVE COMPENSATION

40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

41

DESCRIPTION OF SECURITIES

42

SHARES ELIGIBLE FOR FUTURE SALE

40

LEGAL MATTERS

43

EXPERTS

43

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

43

WHERE YOU CAN FIND MORE INFORMATION

44

INDEX TO FINANCIAL STATEMENTS

F-43

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the Securities and Exchange Commission’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, we may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 11 __, and any supplements before making a decision to invest in our common stock.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The common stock is not being offered in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.

Cautionary Note Regarding Forward-Looking Information

This prospectus, in particular the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing herein, contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding our assumptions about financial performance; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the electrical storage device industry, all of which are subject to various risks and uncertainties.

When used in this prospectus as well as in reports, statements, and information we have filed with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, in oral statements made by or with the approval of an executive officer, the words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions and variations thereof are intended to identify such forward-looking statements. However, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our,” “us,” “BioNexus” refer to BioNexus Gene Lab Corp., a Wyoming company, and its wholly owned subsidiarity Bionexus Gene Lab Sdn, a Malaysian company unless the context otherwise indicates. The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

OUR COMPANY

Company Overview

We are an emerging molecular diagnostics company focused on the application of functional genomics to enable early diagnosis and personalized health management. We were incorporated in the State of Wyoming on May 12, 2017. On August 23, 2017, we acquired all of the outstanding capital stock of BioNexus Gene Lab Sdn Bhd., a Malaysian corporation (“Subsidiary”). The Subsidiary was incorporated in Malaysia on April 7, 2015. The Subsidiary owns algorithm software, technology and know how related to the detection of common diseases through blood analysis which we use in our business.

Our principal office address is Level 8, Tower 8, Avenue 5, The Horizon, No. 8 Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur, Malaysia, our lab is located at Lab 353, Chemical Science Centre, University Science Malaysia, George Town, Penang, Malaysia. We also have a blood collection center located at 1st floor, Lifecare Medical Centre, Kuala Lumpur, Malaysia.  Our telephone number is (+60) 122126512 and currently, we do not have a web-site.

We commenced operations in Malaysia in July 2017. For the fiscal year ended December 31, 2017 (audited), we had revenues of $107,680 and incurred a net loss of $123,750. For the nine months period ended September 30, 2018 (unaudited), we had revenues of $202,921 and recorded a net profit of $89,427.

Our corporate structure is depicted below:

BioNexus Gene Lab Corp. a Wyoming company
100% owned
Bionexus Gene Lab Sdn. Bhd a Malaysian company

We qualify as an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

We will continue to qualify as an emerging growth company until the earliest to occur of (1) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (2) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering under this prospectus, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt and (4) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Under U.S. federal securities legislation, our common stock is known as a "penny stock". Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor's account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The Offering

Securities offered:	The selling stockholders are offering hereby up to 10,398,779 shares of common stock.
Offering price:	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus. shares offered by this prospectus.
Shares outstanding prior to offering:	74,627,558
Shares outstanding after offering:	74,627,558
Market for the common shares:	Presently, there is no market for our common stock.

SUMMARY OF FINANCIAL INFORMATION

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated balance sheet and statement of operations for the fiscal years ended December 31, 2017 and 2016 respectively and the consolidated balance sheet for the fiscal year ended December 31, 2017 and September 30, 2018 and the statement of operations for nine month periods ended  September 30, 2018 and 2017, respectively are derived from the consolidated financial statements of BioNexus Gene Lab Corp., a Wyoming corporation, included elsewhere in this prospectus. These financials include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

Balance Sheet

	September 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
Cash	$1,416,242	$839,145
Total Assets	1,814,901	1,272,880
Liabilities	501,563	1,178,684
Total Stockholders’ Equity	1,814,901	`,272,880

Statement of Operations

	Nine Month Period Ended September 30, 2018	Nine Month Period Ended September 30, 2017

Revenue	$202,921	$43,160
Net Profit/(Loss)	89,427	(58,404)

Balance Sheet

	December 31, 2017	December 31, 2016
	(Audited)	(Audited)
Cash	$839,145	$26
Total Assets	1,272,880	26
Liabilities	1,178,254	1,337
Total Stockholders’ Equity	1,272,880	26

Statement of Operations

	Year Ended December 31, 2017 (Audited)	Year Ended December 31, 2016 (Audited)
Revenues	$107,680	$	nil
Net Loss	(123,750)		(835)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

Risk Factors Relating to Our Business

WE HAVE LIMITED OPERATING HISTORY AND LIMITED BUSINESS GROWTH.  We have been operational since April 2017; therefore we have had limited operations which makes it difficult to evaluate our business and our prospects. In addition, to date, we have not experienced substantial growth in our business.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small operating company trying to expand its business enterprise and the highly competitive environment in which we will operate. Consequently, there can be no assurance that the business of the Company will grow in the future. Moreover, because of our limited operating history, it is difficult to extrapolate any meaningful projections about the Company's future.

THE EFFICACY OF OUR BLOOD SCREENING PROCESS HAS NOT SUPPORTED BY ANY INDEPENDENT STUDIES OR TESTS. Our blood screening process, which was commercially launched in April 2017, has been developed by Dr. Choong Chin Liew, our largest shareholders. Dr. Liew has spent many years developing and testing various aspects of his current protocols and has published numerous articles concerning his blood screening protocols. Nonetheless,  these protocols and procedures have not been the subject of a wide scale independent study or studies proving the efficacy of our testing protocols.

As result, it is conceivable, that despite Dr. Liew’s efforts, our current blood screening process may not be as efficacious as we believe, which in effect would yield false positive or false negative test results. Inaccurate test results in turn could lead to significant financial exposure to the Company. The exposure would arise from claims by patients for a misdiagnosis of current or perceived current medical conditions. Claims for a false positive diagnosis could include increased medical costs arising from more medical tests and physician examinations in response to the false positive diagnosis.  Claims for false negative diagnosis could include claims for loss of life and pain and suffering arising from the failure to diagnose a current medical condition. While we inform patients that our diagnostics are merely one of many tools employed in a health care diagnoses, these claims could be substantial and cause a material adverse impact on our business.

WE MAY FACE PRODUCT LIABILITY CLAIMS. Due to the nature of our business, we may face claims for product liability. These claims may arise from the inaccurate or erroneous diagnosis of patient information or the mix-up of patient information whereby a patient receives the wrong diagnostic information.  While we feel confident in our accuracy of our diagnostic analysis and the procedures which we have implemented to insure the safeguard of patient information, we cannot provide assurances that product liability claims will arise in the future.

Moreover, litigation or adverse publicity resulting from these allegations could materially and adversely affect our business, regardless of whether the allegations are valid or whether we are liable. Currently we have no product liability insurance coverage, and even if there was such coverage, there would be no assurance that such coverage would be sufficient to properly protect us. Further, claims of this type, whether substantiated or not, may divert our financial and management resources from revenue generating activities and the business operation.

Presently, we do not have insurance to cover any product liability claims. This lack of insurance may cause a material adverse impact on the Company if product liability claims arise.

INEFFECTIVE RISK MANAGEMENT POLICIES AND PROCEDURES. The Company relies on a combination of technical and human factors to protect the Company against risks. Its policies, procedures and practices are used to identify, monitor and control a variety of risks, including risks related to human error and hardware and software errors. The administration and results of each test are reviewed by a physician and a scientist in Malaysia before the results are released to the patient. The Company’s standard of operations has been developed internally primarily by Dr. Liew. These risk-management methods may not adequately prevent losses and may not protect us against all risks, in which case our business, economic conditions, operations and cash flows may be materially adversely affected.

We have risk-management policies, control systems and compliance manuals in place; however, there is no guarantee that such policies, systems, and manuals will be effectively applied in every circumstance by our staff For example; employees could override the system technology and theoretically waive requirements, thereby exposing our company to the risk of compromised test result.

WE WILL NEED ADDITIONAL FINANCING IN ORDER TO GROW OUR BUSINESS. We do not have significant assets with which to expand our business. We intend to expand our business through increased marketing efforts in Malaysia and elsewhere of our blood screening process. These additional expenditures are intended to be funded from cash on hand and, if necessary, third party sources, including the incurring of debt and/or the sale of additional equity securities. In addition to requiring additional financing to fund expansion, the Company may require additional financing to fund working capital and operating losses in the future should the need arise. The incurrence of debt creates additional financial leverage and therefore an increase in the financial risk of the Company's operations. The sale of additional equity securities will be dilutive to the interests of current equity holders. In addition, there can be no assurance that such additional financing, whether debt or equity, will be available to the Company or that it will be available on acceptable commercial terms. Any inability to secure such additional financing on appropriate terms could have a materially adverse impact on the business, financial condition and operating results of the Company.

AS WE UNDERTAKE OUR BUSINESS, WE WILL BE SUBJECT TO COMPLIANCE WITH POTENTIAL GOVERNMENT REGULATION THAT MAY INCREASE IN THE FUTURE. Currently, there are no governmental regulations that materially restrict our screening business. Pathology Laboratory Bill of 2007 (“Pathology Act”) has been passed by the Malaysian Parliament, however, since 2007, the government has not implements the regulations underlying the legislation nor has the government enforced the Pathology Act. Any such regulations could establish criteria for the various classes and specialties of laboratories, the organization and management system of the laboratory, the qualification and experience of the person-in-charge, the qualification and competence of pathologists, scientific and technical staff engaged to conduct tests, and the standards of laboratory practice. We can not predict whether we would be able to comply with the Pathology Act and its regulations, if implemented. In addition, there also is a risk that the regulations arising from the Pathology Act or new legislation or regulations could increase our costs of doing business or otherwise prevent us from carrying out the expansion of our business.

Accordingly, our business may be harmed if we are no able to comply with any future governmental legislation or regulations, including the Pathology Act.

OUR BLOOD SCREENING PROCESS MAY NOT ACHIEVE COMMERCIAL SUCCESSES IN THE MARKETPLACE.  Our blood screening process may not be acceptable in the marketplace for a variety of factors. One factor may be that doctors and hospitals may be loathe to recommend our screening process as it may be deemed competitive to existing health care services that are offered by doctors and hospitals. Another factor may be that patients could be fearful of learning potentially negative health results and as a consequence, may not be subscribe to our screening process. The occurrence of either of these factors may impact the successful reception of our product in the marketplace and negatively impair our further revenue potential.

BUSINESS DISRUPTIONS COULD SERIOUSLY HARM OUR FUTURE REVENUE AND FINANCIAL CONDITION AND INCREASE OUR COSTS AND EXPENSES. Our operations could be subject to power shortages, telecommunications failures, wildfires, water shortages, floods, earthquakes, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Unfavorable global economic conditions could adversely affect our business, financial condition, or results of operations.

We do not carry insurance for all categories of risk that our business may encounter.  Although we intend to obtain some form of business interruption insurance in the future, there can be no assurance that we will secure adequate insurance coverage or that any such insurance coverage will be sufficient to protect our operations to significant potential liability in the future. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

OUR SOFTWARE IS HIGHLY COMPLEX AND MAY CONTAIN UNDETECTED ERRORS. Our proprietary software underlying our diagnosis is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after a diagnosis. This may result in an inaccurate diagnosis which could expose us to substantial liability due to the misdiagnosis. Any errors or vulnerabilities discovered in our software could result in damage to our reputation, loss of clients, loss of revenue or liability for damages, any of which could adversely affect our growth prospects and our business.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY ADEQUATELY. Our proprietary software is an essential asset of our business. To establish and protect our intellectual property rights, we rely primarily upon a trade secrets, and to a lesser extent, contractual provisions with current and future employees. Further, our software is not patent protected nor is it copyrighted.  Resultantly,  our efforts to protect our intellectual property may not be sufficient or effective. If these measures do not protect our intellectual property rights, third parties could use the Company’s technology, and its ability to compete in the market would be reduced significantly.

In addition, we may not be effective in policing unauthorized use of our intellectual property. Even if we do detect violations, we may need to engage in litigation to enforce our intellectual property rights. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert our management’s attention. In addition, our efforts may be met with defenses and counterclaims challenging the validity and enforceability of our intellectual property rights or may result in a court determining that our intellectual property rights are unenforceable. If we are unable to cost-effectively protect our intellectual property rights, then our business could be harmed.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS, WHICH ARE EXTREMELY COSTLY TO DEFEND, COULD REQUIRE US TO PAY SIGNIFICANT DAMAGES AND COULD LIMIT OUR ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE. Companies in bio-medical or bio-technology industries are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. To the extent we gain greater public recognition, we may face a higher risk of being the subject of intellectual property claims. Third-party intellectual property rights may cover significant aspects of our technologies or business methods or block us from expanding our offerings. Any intellectual property claim against us, with or without merit, could be time consuming and expensive to settle or litigate and could divert the attention of our management. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters.

In addition, some of our competitors have extensive portfolios of issued patents. Many potential litigants, including some of our competitors and patent holding companies, have the ability to dedicate substantial resources to enforcing their intellectual property rights. Any claims successfully brought against us could subject us to significant liability for damages and we may be required to stop using technology or other intellectual property alleged to be in violation of a third party’s rights. We also might be required to seek a license for third-party intellectual property. Even if a license is available, we could be required to pay significant royalties or submit to unreasonable terms, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, which could require significant time and expense. If we cannot license or develop technology for any allegedly infringing aspect of our business, we would be forced to limit our service and may be unable to compete effectively. Any of these results could harm our business.

WE FACE COMPETITION FROM OTHER LABORATORIES  AND OUR OPERATING RESULTS WILL SUFFER IF WE FAIL TO COMPETE EFFECTIVELY. We believe there are a limited number of companies worldwide that specialize in RNA blood analysis to detect disease.  However, there are a few laboratories in universities and research institutions that are attempting to extend their researches from DNA into RNA screening. If they have some breakthrough and they could be our potential competitors.  Many of our potential competitors may have strong financial and resources, such as sophisticated research capabilities and development staff than we do. Their discovery and development of novel protocol that could make our screening obsolete. As a result of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing screening process for the cancer, inflammation, osteoarthritis and many more indications.

In addition, smaller or early-stage companies also may prove to be significant competitors, particularly through collaborative arrangements with large, established companies. In addition, many universities and private and public research institutes may become active in our target disease areas.

If our competitors market products that are more effective, safer or less expensive or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, because of our limited resources, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS. We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect these costs to approximate $50,000 per year, consisting of $25,000 in legal, $20,000 in audit and $5,000 for EDGAR filing and transfer agent fees. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.  We may not be able to cover these costs from our operations and may need to raise or borrow additional funds.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.  In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

OUR OFFICERS AND DIRECTORS MAY HAVE A CONFLICT OF INTEREST WITH THE MINORITY SHAREHOLDERS AT SOME TIME IN THE FUTURE.  SINCE THE MAJORITY OF OUR SHARES OF COMMON STOCK ARE OWNED BY OUR OFFICERS AND DIRECTORS AND A KEY CONSULTANT, OUR OTHER STOCKHOLDERS MAY NOT BE ABLE TO INFLUENCE CONTROL OF THE COMPANY OR DECISION MAKING BY MANAGEMENT OF THE COMPANY. Our Officers and Directors beneficially own approximately 40% of our outstanding common stock. The interests of our Officers and Directors may not be, at all times, the same as that of our other shareholders. Our Officers and Directors are not simply passive investors but are also executives of the Company, their interests as executives may, at times be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon our directors exercising, in a manner fair to all of our shareholders, their fiduciary duties as officers or as member of the Company’s Board of Directors. Also, our directors will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our articles of incorporation. This concentration of ownership may also have the effect of delaying, deferring or preventing a change of control of us, which may be disadvantageous to minority shareholders.

BECAUSE OUR OFFICERS AND DIRECTORS MAY IN FUTURE HAVE OUTSIDE BUSINESS ACTIVITIES, THERE IS A POTENTIAL CONFLICT OF INTEREST, INCLUDING THE AMOUNT OF TIME THEY WILL BE ABLE TO DEDICATE TO THE COMPANY. Currently our officers, who are also directors, have been working on promoting business for the Company.  A potential conflict of interest may arise in the future that may cause our business to fail, including conflicts of interest in allocating their time to our company and their other business interests. While our officers have verbally agreed to devote sufficient time and attention to the affairs of the Company, we have no written arrangement with our officers regarding this matter. As a result, we may face conflicts between business decisions that they may have to make regarding our operations and that of their other business interests.

BECAUSE OUR MANAGEMENT DOES NOT HAVE PRIOR EXPERIENCE RUNNING A PUBLIC COMPANY, WE MAY HAVE TO HIRE INDIVIDUALS OR SUSPEND OR CEASE OPERATIONS.

Because our management has limited prior experience in running a public company, including the preparation of reports under the Securities Act of 1934, we may have to hire additional experienced personnel to assist us with the preparation thereof. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely.

INDEPENDENT AUDIT COMMITTEE.  Although the common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by NASDAQ. Currently, BGLC has no independent audit committee. The full board of directors functions as audit committee and is comprised of five directors, two of whom are considered to be "independent" in accordance with the requirements set forth in NASDAQ Listing Rule 5605(a)(2). An independent audit committee plays a crucial role in the corporate governance process, assessing our Company's processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may prevent the board of directors from being independent from management in its judgments and decisions and its ability to pursue the responsibilities of an audit committee without undue influence. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of the business could be compromised. An independent audit committee is required for listing on any national securities exchange; therefore until such time as we meet the audit committee independence requirements of a national securities exchange, we will be ineligible for listing on any national securities exchange.

POTENTIAL DATA BREACHES. If we are successful, our services will generate and process a large quantity of personal health condition data. We face risks inherent in handling large volumes of data and in protecting the security of such data. In particular, we face a number of challenges relating to data inter-connected with regional labs, including:

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protecting the data in and hosted on our system, including against hacking on our system by outside parties or our employees;

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addressing concerns related to privacy and sharing, safety, security and others;

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complying with applicable laws, rules and regulations relating to the collection, use, disclosure of personal information, including any requests from regulatory and government authorities relating to such data;

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Any systems failure or security breach or lapse that results in the release of user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

As we expand our operations, we may be subject to these laws in other jurisdictions where our customers and other participants are located. The laws, rules and regulations of other jurisdictions may impose more stringent or conflicting requirements and penalties than those in Malaysia, compliance with which could require significant resources and costs. Our privacy policies and practices concerning the collection, use and disclosure of user data are posted on our websites. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any regulatory requirements or privacy protection-related laws, rules and regulations could result in proceedings or actions against us by authorities or others. These proceedings or actions may subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and severely disrupt our business.

CROSS-BORDER OPERATIONS. As we plan to continue expanding our existing cross-border operations into existing and other markets, we will face risks associated with expanding into markets in which we have limited or no experience and in which our company may be less well-known. We may be unable to attract a sufficient number of customers and other participants, fail to anticipate competitive conditions or face difficulties in operating effectively in these new markets. The expansion of our cross-border business will also expose us to risks relating to staffing and managing cross-border operations, increased costs to protect intellectual property, tariffs and other trade barriers, differing and potentially adverse tax consequences, increased and conflicting regulatory compliance requirements, lack of acceptance of our service offerings, challenges caused by distance, language and cultural differences, exchange rate risk and political instability. Accordingly, any efforts we make to expand our cross-border operations may not be successful, which could limit our ability to grow our revenue, net income and profitability.

RISKS RELATED TO DOING BUSINESS IN ASIA PACIFIC REGION. Changes in the political and economic policies of the local government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in Asia Pacific region.

The Asia Pacific economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. In addition, the government continues to play a significant role in regulating industry development by imposing industrial policies. The government also exercises significant control over economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

The local government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

YOU MAY EXPERIENCE DIFFICULTIES IN EFFECTING SERVICE OF LEGAL PROCESS, ENFORCING FOREIGN JUDGMENTS OR BRINGING ORIGINAL ACTIONS IN MALAYSIA  BASED ON UNITED STATES OR OTHER FOREIGN LAWS AGAINST US OR OUR MANAGEMENT. Our operating subsidiary is incorporated in Malaysia and conducts substantially all of our operations in Asia Pacific. All of our executive officers and directors reside outside the United States and all of their assets are located outside of the United States. As a result, it may be difficult or impossible for shareholders to bring an action against us or against these individuals in Malaysia in the event that you believe that your rights have been infringed under the securities laws of the United States or otherwise. Even if you are successful in bringing an action of this kind, the laws of Malaysia may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in Malaysia of judgments obtained in the United States, although the courts of Malaysia will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The rights of shareholders to take legal action against us and our directors, actions by minority shareholders and the fiduciary responsibilities of our directors are to a large extent governed by the common law of Malaysia. The common law of Malaysia is derived in part from comparatively limited judicial precedent in Malaysia as well as from English common law, which provides persuasive, but not binding, authority in a court in Malaysia. The rights of our shareholders and the fiduciary responsibilities of our directors under Malaysian law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, Malaysia has a less developed body of securities laws than the United States and provides significantly less protection to investors. As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Risks Related to Our Common Stock

IF THE SELLING SHAREHOLDERS SELL A LARGE NUMBER OF SHARES ALL AT ONCE OR IN BLOCKS, THE MARKET PRICE OF OUR SHARES WOULD MOST LIKELY DECLINE. The Company is offering up to 10,398,779 shares of our common stock through this prospectus. Presently, no market exists for our common stock. However, should a market develop, shares sold at a price below the then current market price at which the common stock is quoted will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 14% of our common stock outstanding as of the date of this prospectus.

SALES OF OUR COMMON STOCK IN RELIANCE ON RULE 144 MAY REDUCE PRICES IN THAT MARKET BY A MATERIAL AMOUNT. A significant number of the outstanding shares of our common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted securities, those shares may be resold only pursuant to an effective registration statement or pursuant to the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that an affiliate (i.e., an officer, director or control person) who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of the issuer’s outstanding common stock. The alternative limitation on the number of shares that may be sold by an affiliate, which is related to the average weekly trading volume during the four calendar weeks prior to the sale is not available to stockholders of companies whose securities are not traded on an “automated quotation system”; because the OTCQB or OTCPink is not such a system, market-based volume limitations are not available for holders of our securities selling under Rule 144.

Pursuant to the provisions of Rule 144, there is no limit on the number of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days before the date of the proposed sale) after the restricted securities have been held by the owner for a prescribed period, although there may be other limitations and/or criteria to satisfy. A sale pursuant to Rule 144 or pursuant to any other exemption from the Securities Act, if available, or pursuant to registration of shares of our common stock held by our stockholders, may reduce the price of our common stock in any market that may develop.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE. There is no established public trading market for our securities.  Although we intend to be quoted on the OTC QB tier of OTC Markets in the United States, our shares are not and have not been quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the FINRA, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK. Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

IN THE FUTURE, WE MAY ISSUE ADDITIONAL COMMON AND PREFERRED SHARES, WHICH WOULD REDUCE INVESTORS’ PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE. Our Articles of Incorporation authorize the issuance of 300,000,000 shares of common stock.  As of the date of this prospectus, the Company had 74,627,558 shares of common stock outstanding. Accordingly, we may issue up to an additional 225,372,442 shares of common stock. In addition, we have the right to issue 30,000,000 shares of preferred stock. The preferred stock is known as “blank check” as the Board of Directors is authorized to set the rights, privileges and preference of the preferred stock. The future issuance of common stock and preferred may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock or preferred stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

UPON EFFECTIVENESS OF THIS REGISTRATION STATEMENT, WE WILL NOT BE A FULLY REPORTING COMPANY UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934, RATHER WE WILL BE SUBJECT TO THE REPORTING REQUIREMENTS OF SECTION 15(D) OF THE EXCHANGE ACT WHICH IS LESS RESTRICTIVE ON US AND OUR INSIDERS.

In order for us to become a fully reporting company under Section 12(g) of the Exchange Act, we will have to file a Registration Statement on Form 8-A. If we do not become subject to Section 12 of the Exchange Act, we will be subject to Section 15(d) of the Exchange Act, and as such we will not be required to comply with (i)  the proxy statement requirements which means shareholders may have less notice of pending matters, and (ii) the Williams Act which requires disclosure of persons or groups that acquire 5% of a company’s publicly traded stock and also regulates tender offers.  In addition, our officer, director and 10% stockholder will not be required to submit reports to the SEC on their stock ownership and stock trading activity. These reports include Form 3, 4 and 5. Therefore, as a shareholder, less information and disclosure concerning these matters will be available to you.

WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM. We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

1

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE WHICH MAY SUBJECT US TO SECURITIES LITIGATION THEREBY DIVERTING OUR RESOURCES WHICH MAY AFFECT OUR PROFITABILITY AND RESULTS OF OPERATION. The market price for our common stock is likely to be highly volatile as the stock market in general and the market for Internet-related stocks.

The following factors will add to our common stock price's volatility:

-	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

-	changes in estimates of our financial results or recommendations by securities analysts;

-	changes in market valuations of similar companies;

-	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

-	regulatory developments in Malaysia or other countries wherein we expect to conduct business;

-	litigation involving our company, our general industry or both;

-	investors’ general perception of us; and

-	changes in general economic, industry and market conditions.

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.  In the past, plaintiffs have initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  In the future, we may be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES MAY MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS. We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

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have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and

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disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will remain an emerging growth company for up to five full fiscal years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any January 31 before that time, we would cease to be an emerging growth company as of the following December 31, or if our annual revenues exceed $1 billion, we would cease to be an emerging growth  company the following fiscal year, or if we issue more than $1 billion in  non-convertible debt in a three-year period, we would cease to be an emerging growth company immediately.

Notwithstanding the above, we are also currently a "smaller reporting company," meaning that we are not an investment company, an asset-backed issuer, nor a majority-owned subsidiary of a parent company that is not a smaller reporting company, and has a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  If we are still considered a "smaller reporting company" at such time as we cease to be an "emerging growth company," we will be subject to increased disclosure requirements.  However, the disclosure requirements will still be less than they would be if we were not considered either an "emerging growth company" or a "smaller reporting company."  Specifically, similar to "emerging growth companies", "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2015; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in its SEC filings due to its status as an "emerging growth company" or "smaller reporting company" may make us less attractive to investors given that it will be harder for investors to analyze the Company's results of operations and financial prospects and, as a result, it may be difficult for us to raise additional capital as and when we need it.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling security holders.

DETERMINATION OF THE OFFERING PRICE

As there is no established public market for our shares, we have arbitrarily determined the offering price and other terms and conditions relative to our shares and do not bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, we have not consulted any investment banker, appraiser, or other independent third party concerning the offering price for the shares or the fairness of the offering price used for the shares. The shares offered by this prospectus may be sold by the selling stockholders at $0.05 per share until the shares are quoted on the Pink Sheet® tier of OTC Markets or an exchange. Thereafter, they may sell in the open market at prevailing prices, through privately negotiated transactions or a combination of these methods.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of the date hereof, by the selling security holders prior to the offering by existing shareholders contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holders in connection with the sale of such shares.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 74,627,558  shares of our common stock issued and outstanding as of the date of this prospectus. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

No.	Shareholder and Name of Person Controlling	Number of Shares Before Offering	Number of shares offered	Date Acquired	Amount of Shares owned after offering	Percent of Shares held after offering
1	Cheong Soon Loong	100,000	50,000	10/10/2017	50,000	50%
2	Chieng Hock Lay	400,000	200,000	10/10/2017	200,000	50%
3	Chieng Szeping Gloria	100,000	50,000	10/10/2017	50,000	50%
4	Chieng Tzelin Brian	100,000	50,000	10/10/2017	50,000	50%
5	Choo Li Lian	200,000	100,000	10/10/2017	100,000	50%
6	Choong Foong Ming	100,000	50,000	10/10/2017	50,000	50%
7	Ee Beng Guan	525,000	262,500	10/10/2017	262,500	50%
8	Ee Beng Wat	1,260,000	630,000	10/10/2017	630,000	50%
9	Ee Fee Wei	200,000	100,000	10/10/2017	100,000	50%
10	Ee Soon Cheok	100,000	50,000	10/10/2017	50,000	50%
11	Ee Soon Leng	200,000	100,000	10/10/2017	100,000	50%
12	Florence Chieng Szemei	100,000	50,000	10/10/2017	50,000	50%
13	Lee Chun Weng	300,000	150,000	10/10/2017	150,000	50%
14	Lee Geok Chin	25,000	12,500	10/10/2017	12,500	50%
15	Lee Meow Lock	100,000	50,000	10/10/2017	50,000	50%
16	Leong Hoe Kin	100,000	50,000	10/10/2017	50,000	50%
17	Liew Siew Lan	100,000	50,000	10/10/2017	50,000	50%
18	Liew Yam Fee	100,000	50,000	10/10/2017	50,000	50%
19	Oh Kim Sun	100,000	50,000	10/10/2017	50,000	50%
20	Ong Lee Eng	25,000	12,500	10/10/2017	12,500	50%
21	Ong Yang Ling	300,000	150,000	10/10/2017	150,000	50%
22	Wai Cheng Cheng	50,000	25,000	10/10/2017	25,000	50%
23	Ee Soon Hong	100,000	50,000	2/2/2018	50,000	50%
24	Ee Soon Jen	25,000	12,500	2/2/2018	12,500	50%
25	Fo Ching Wah	65,000	32,500	2/2/2018	32,500	50%
26	Fo Eugene	10,000	5,000	2/2/2018	5,000	50%
27	Fo Euson	10,000	5,000	2/2/2018	5,000	50%
28	Goh Swee Heng	100,000	50,000	2/2/2018	50,000	50%
29	Hoh Yin Heong	60,000	30,000	2/2/2018	30,000	50%
30	Hsu Kin Mooi	20,000	10,000	2/2/2018	10,000	50%
31	Ideal Force Sdn Bhd	1,000,000	500,000	2/2/2018	500,000	50%
32	Jasvinder Singh Bhatt A/L Johinder Singh	100,000	50,000	2/2/2018	50,000	50%
33	Justin Zack bin Yusof	100,000	50,000	2/2/2018	50,000	50%
34	Kao Chou Min	50,000	25,000	2/2/2018	25,000	50%
35	Lau Seek Howa	130,000	65,000	2/2/2018	65,000	50%
36	Lee Chow Joon	100,000	50,000	2/2/2018	50,000	50%
37	Lee Kim Man	40,000	20,000	2/2/2018	20,000	50%
38	Lee Kim Yuen	50,000	25,000	2/2/2018	25,000	50%
39	Lee Meow Woo a/k/a Lee Meyu Ngoo	100,000	50,000	2/2/2018	50,000	50%
40	Lee Yuan Zheng	100,000	50,000	2/2/2018	50,000	50%
41	Leong Hin Loong	20,000	10,000	2/2/2018	10,000	50%
42	Leong Hin Yew	10,000	5,000	2/2/2018	5,000	50%
43	Leong Yuet Meng	10,000	5,000	2/2/2018	5,000	50%
44	Lim Cheng Looi	100,000	50,000	2/2/2018	50,000	50%
45	Lim Git Hooi a/k/a Robert Lim	30,000	15,000	2/2/2018	15,000	50%
46	Lim Kwai Fong	10,000	5,000	2/2/2018	5,000	50%
47	Lim Mey Ling	10,000	5,000	2/2/2018	5,000	50%
48	Lim Poh Jee	20,000	10,000	2/2/2018	10,000	50%
49	Lim Soo Chin	10,000	5,000	2/2/2018	5,000	50%
50	Lin Qian Qian	90,000	45,000	2/2/2018	45,000	50%
51	Lin Yin Jiao	960,000	480,000	2/2/2018	480,000	50%
52	Liu Xiong Ying	50,000	25,000	2/2/2018	25,000	50%
53	Mark Lee Yit Fah	25,000	12,500	2/2/2018	12,500	50%
54	MMobility Auto System Sdn Bhd	1,000,000	500,000	2/2/2018	500,000	50%
55	Ng Shi Yin	20,000	10,000	2/2/2018	10,000	50%
56	Nge Ee a/k/a Ee Siew Lan	50,000	25,000	2/2/2018	25,000	50%
57	Ngiam Fook Tien	100,000	50,000	2/2/2018	50,000	50%
58	Rajvin Singh Bhatt A/L Jasvinder Singh Bhatt	50,000	25,000	2/2/2018	25,000	50%
59	Roshidah Binti Abdul Rashid	10,000	5,000	2/2/2018	5,000	50%
60	Sally Soon Lih Foong	50,000	25,000	2/2/2018	25,000	50%
61	Saravanan A/L G.Sahashevan	10,000	5,000	2/2/2018	5,000	50%
62	Soo Loy Thai	40,000	20,000	2/2/2018	20,000	50%
63	Tang Lee Fang	40,000	20,000	2/2/2018	20,000	50%
64	Terence Thia Hou Yet	50,000	25,000	2/2/2018	25,000	50%
65	Theresa Thia Ai Min	50,000	25,000	2/2/2018	25,000	50%
66	Thia Sai Chuan	50,000	25,000	2/2/2018	25,000	50%
67	WITPRO Sdn Bhd	300,000	150,000	2/2/2018	150,000	50%
68	Wong Seng Hock	100,000	50,000	2/2/2018	50,000	50%
69	Wong Sick Mooi a/k/a Wong Seak Mei	100,000	50,000	2/2/2018	50,000	50%
70	Wong Yit Hoo	10,000	5,000	2/2/2018	5,000	50%
71	Angelina Corrina Fernandez	100,000	50,000	2/2/2018	50,000	50%
72	Adoravelle Tay Pay Yee	100,000	50,000	2/2/2018	50,000	50%
73	Aik Siaw Kong	100,000	50,000	2/2/2018	50,000	50%
74	Bon Kau Chai a/k/a Wong Fook Cheen	10,000	5,000	2/2/2018	5,000	50%
75	Chiang Moon Sam	20,000	10,000	2/2/2018	10,000	50%
76	Choo Siew Moy	25,000	12,500	2/2/2018	12,500	50%
77	Chu Mei Foong	232,558	116,279	2/2/2018	116,279	50%
78	Ding Meng Sieng	100,000	50,000	2/2/2018	50,000	50%
79	Ee Beng Poh	25,000	12,500	2/2/2018	12,500	50%
80	Ee Chu Yong	50,000	25,000	2/2/2018	25,000	50%
81	Chai Keng Hoong	10,000	5,000	4/23/2018	5,000	50%
82	Chin Phoy Hoy	60,000	30,000	4/23/2018	30,000	50%
83	Ee Fee Cheng	10,000	5,000	4/23/2018	5,000	50%
84	Ee Fee Theen	10,000	5,000	4/23/2018	5,000	50%
85	Ee Fee Wan	10,000	5,000	4/23/2018	5,000	50%
86	Ee Soon Kiat	10,000	5,000	4/23/2018	5,000	50%
87	Hoh Yin Heong	60,000	30,000	4/23/2018	30,000	50%
88	Lau Yong Hwa	200,000	100,000	4/23/2018	100,000	50%
89	Lean Rhun Heng	10,000	5,000	4/23/2018	5,000	50%
90	Lee Kin Ngor	10,000	5,000	4/23/2018	5,000	50%
91	Lee Ming Sey	10,000	5,000	4/23/2018	5,000	50%
92	Lim Ming Teck	20,000	10,000	4/23/2018	10,000	50%
93	Lin Yin Jiao	1,000,000	500,000	4/23/2018	500,000	50%
94	Liu Jian Ying	200,000	100,000	4/23/2018	100,000	50%
95	Low Bak Qin	10,000	5,000	4/23/2018	5,000	50%
96	Ng Ko Seng	100,000	50,000	4/23/2018	50,000	50%
97	Percy N Muttiah	15,000	7,500	4/23/2018	7,500	50%
98	Siah Kim Meng	10,000	5,000	4/23/2018	5,000	50%
99	Soo Kok Hong	10,000	5,000	4/23/2018	5,000	50%
100	Tan Jing Jeong	300,000	150,000	4/23/2018	150,000	50%
101	Tan Lay Hoon	10,000	5,000	4/23/2018	5,000	50%
102	Ursula A/P CJ French	15,000	7,500	4/23/2018	7,500	50%
103	Wong Sai Kuan	10,000	5,000	4/23/2018	5,000	50%
104	Woon Yan Pin	40,000	20,000	4/23/2018	20,000	50%
105	Yong Li Ching	10,000	5,000	4/23/2018	5,000	50%
106	Agromegah Corporation Sdn Bhd	300,000	150,000	4/23/2018	150,000	50%
107	Goldinas Sdn Bhd	300,000	150,000	4/23/2018	150,000	50%
108	KPG Synergy Limited	300,000	150,000	4/23/2018	150,000	50%
109	LCC Corporate Advisory Sdn Bhd	40,000	20,000	4/23/2018	20,000	50%
110	Lucky Golden Champ Sdn Bhd	40,000	20,000	4/23/2018	20,000	50%
111	Melval Holdings Sdn Bhd	300,000	150,000	4/23/2018	150,000	50%
112	Sleuths Holdings Sdn Bhd	300,000	150,000	4/23/2018	150,000	50%
113	Chin Phoy Hoy	60,000	30,000	4/23/2018	30,000	50%
114	Auyong Kim Fook a/k/a Auyong Kim Cheen	30,000	15,000	10/23/2018	15,000	50%
115	Cheok Boon Hwa	10,000	5,000	10/23/2018	5,000	50%
116	Chew Meu Jong	40,000	20,000	10/23/2018	20,000	50%
117	Chieng Hock Lay	100,000	50,000	10/23/2018	50,000	50%
118	Ee Soon Kheng	10,000	5,000	10/23/2018	5,000	50%
119	Ge Fucheng	10,000	5,000	10/23/2018	5,000	50%
120	Hon Mee Leng	100,000	50,000	10/23/2018	50,000	50%
121	Jagjit Kaur A/P Kartar Singh	100,000	50,000	10/23/2018	50,000	50%
122	Jason Wong Yue Miaw	100,000	50,000	10/23/2018	50,000	50%
123	Jasvinder Singh Bhatt A/L Johinder Singh	100,000	50,000	10/23/2018	50,000	50%
124	Justin Zack Bin Yusof	20,000	10,000	10/23/2018	10,000	50%
125	Karen Lai Pau Leng	100,000	50,000	10/23/2018	50,000	50%
126	Khoo Kok Seng	300,000	150,000	10/23/2018	150,000	50%
127	Kpg Synergy Limited	300,000	150,000	10/23/2018	150,000	50%
128	Lee Eng Guan a/k/a Lee Eng Yuan	100,000	50,000	10/23/2018	50,000	50%
129	Lee Leh Yew	30,000	15,000	10/23/2018	15,000	50%
130	Lee Mow Woo a/k/a Lee Meyu Ngoo	200,000	100,000	10/23/2018	100,000	50%
131	Lee Ming Sey	35,000	17,500	10/23/2018	17,500	50%
132	Lee Ming Yan	30,000	15,000	10/23/2018	15,000	50%
133	Lee Sook Kheng	100,000	50,000	10/23/2018	50,000	50%
134	Leong Meng Chee	20,000	10,000	10/23/2018	10,000	50%
135	Loh Yoke Fong	100,000	50,000	10/23/2018	50,000	50%
136	Ngiam Choong Jin	100,000	50,000	10/23/2018	50,000	50%
137	Ngiam Choong Neng	100,000	50,000	10/23/2018	50,000	50%
138	Ngiam Choong Yew	100,000	50,000	10/23/2018	50,000	50%
139	Ong Tee Fong	100,000	50,000	10/23/2018	50,000	50%
140	Ong Yang Ling	100,000	50,000	10/23/2018	50,000	50%
141	Percy N Muttiah	70,000	35,000	10/23/2018	35,000	50%
142	Rajvin Singh Bhatt A/L Jasvinder Singh Bhatt	50,000	25,000	10/23/2018	25,000	50%
143	Sandesh Singh Bhatt	100,000	50,000	10/23/2018	50,000	50%
144	Soo Kok Hong	35,000	17,500	10/23/2018	17,500	50%
145	Stephanie Khoo Zhi Mei	100,000	50,000	10/23/2018	50,000	50%
146	Tang Lee Fang	25,000	12,500	10/23/2018	12,500	50%
147	Thia Sai Chuan	100,000	50,000	10/23/2018	50,000	50%
148	Yang Bin	150,000	75,000	10/23/2018	75,000	50%
149	Yu Zhenyou	10,000	5,000	10/23/2018	5,000	50%
150	Yap Thong a/k/a Yap Yit Thong	50,000	25,000	10/23/2018	25,000	50%
151	Ma Jianxiong	1,000,000	500,000	10/23/2018	500,000	50%
152	Lee Kuan Yin	1,000,000	500,000	10/23/2018	500,000	50%
153	Qiu Gang	1,000,000	500,000	10/23/2018	500,000	50%
	Totals:	20,797,558	10,398,779		10,398,779

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into common stocks within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.  The shares of common stock registered herein are outstanding as of the date of this prospectus.

(2) Assumes that all securities registered will be sold.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of the statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to the registration statement to reflect any such material changes to this prospectus.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public market for the Company’s securities.

Once and if the Company’s business sufficiently grows, the Company may wish to cause the Company’s common stock to trade in one or more United States securities markets. The Company anticipates that it will take the steps required for such admission to quotation following the business combination or at some later time.

At such time as it qualifies, the Company may choose to apply for quotation of its securities on the OTC Bulletin Board.

The OTC Markets QB or Pink platforms are a dealer-driven quotation service. Unlike the Nasdaq Stock Market, companies cannot directly apply to be quoted on the OTC Bulletin Board, only market makers can initiate quotes, and quoted companies do not have to meet any quantitative financial requirements. Any equity security of a reporting company not listed on the Nasdaq Stock Market or on a national securities exchange is eligible.

Securities outstanding and holders of record

As of the date of this prospectus, there are 170 holders of record for our common stock and 74,627,558 shares of our common stock outstanding.

Dividends

We have never paid dividends and do not intend to do so in the near future.

Information respecting equity compensation plans

None.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.05 per share until our shares are quoted on the OTC Pink and thereafter at prevailing market prices or privately negotiated prices.   Prior to being quoted on the OTC Pink, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Pink soon after the effectiveness of this Registration Statement. In order to be quoted on the OTC Pink, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

After our common stock becomes eligible for trading on the OTC Pink, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

▪

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

▪

privately negotiated transactions;

▪

market sales (both long and short to the extent permitted under the federal securities laws);

▪

at the market to or through market makers or into an existing market for the shares;

▪

through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

▪

a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Before our common stock becomes eligible for trading on the OTC Markets, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a price per share of $0.05. After our common stock becomes eligible for trading on the OTC Markets, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. After our common stock becomes eligible for trading on the OTC Markets, such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. After our common stock becomes eligible for trading on the OTCQB, upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the shares of common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the shares of common stock.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF BUSINESS

Company Overview

BioNexus Gene Lab Corp., a Wyoming corporation, is an emerging molecular diagnostics company focused on the application of functional genomics to enable early diagnosis and personalized health management. Our focus is on developing and marketing safe, effective and non-invasive blood tests for early detection of diseases in order to minimize treatment cost and improve patient management. Our non-invasive blood tests analyze changes in ribonucleic acid (or RNA) to detect the potentiality of 11 different diseases. These diseases include eight cancers (nasopharyngeal, lung, liver, stomach, breast, cervical, prostate and colon), two bowel diseases (colitis and Crohn) and osteoarthritis.  This unique blood biomarker approach is based on the scientific observation that circulating blood reflects, in a detectable way, what is occurring throughout the body.

The Company believes that its blood screening protocol for disease detection can be utilized in conjunction with other medical procedures for disease detection including blood tests, imaging and biopsies.  We market our blood screening process to health care providers, such as doctors, laboratories and hospitals, which began in July 2017.

We were incorporated in the State of Wyoming on May 12, 2017. On August 23, 2017, we acquired all of the outstanding capital stock of Bionexus Gene  Lab Sdn. Bhd. (formerly BGS Lab Sdn. Bhd.), a Malaysian corporation (“Subsidiary”). The Subsidiary was incorporated in Malaysia on April 7, 2015. Our corporate structure is depicted below:

BioNexus Gene Lab Corp. (Wyoming company)
100% owned
Bionexus Gene Lab Sdn. Bdh (Malaysian company)

Our principal office address is Level 8, Tower 8, Avenue 5, The Horizon , No. 8 Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur, Malaysia, our lab is located at Lab 353, Chemical Science Centre, University Science Malaysia, George Town, Penang, Malaysia, and we have a blood collection center located at 1st floor, Lifecare Medical Centre, Kuala Lumpur, Malaysia.  Our telephone number is (+60) 1221-26512 and currently, we do not have a web-site.

Acquisition of BGS Lab Sdn. Bhd.

On August 23, 2017, BioNexus Gene Lab Corp., a Wyoming company, acquired all of the capital stock of BGS Lab Sdn. Bhd. (now Bionexus Gene  Lab Sdn. Bhd), a Malaysian company (“Subsidiary”), from its then existing shareholders. In connection with the transaction, the following shareholders of Subsidiary received the corresponding number of  shares of our common stock; Soo Kow Lai, our Chairman, received 10,000,000 shares; Chi Yuen Leong, our President received 10,000,000 shares; Mr. Chan Chong Wong, our Chief Executive Officer  received 10,000,000 shares; and Dr. Choong Chin Liew, our majority shareholder received 20,000,000 shares. In exchange, we received certain software, equipment,  know-how, related inventory and technology relating to blood gene analysis developed by Dr. Liew which has enabled us to conduct our current operations. The technology and related assets were previously acquired by the Subsidiary from Dr. Liew in June 2017 in exchange for Dr. Liew receiving 40% of the equity of the Subsidiary and the obligation to pay Dr. Liew the sum of approximately $354,930. The Company paid Dr. Liew the sum of $83,664 on January 23, 2018 and on February 15, 2018, Dr. Liew agreed to waive the remaining balance due him by the Company which amounted to $271,266.

Development of the Blood Analysis Process.

Our company’s major shareholder, Dr. Liew, developed and tested a novel approach in blood analysis by identifying biomarkers in RNA as opposed to deoxyribonucleic acid (or DNA) analysis. Through his extensive research and clinical trials, he has determined that communication occurs between cells in blood and tissue as blood circulates throughout the body and subtle changes occur in cells over time due to injury or disease. These cell-cell interactions induce changes in blood gene expression. Profiling these changes enables the Company to identify unique molecular signatures reflecting disease activity which can then be used to develop disease-specific molecular diagnostic assays. The Company uses disease-specific blood-based biomarkers as the basis for molecular diagnostics tests and to enable personalized health management through the development of systems biology tools and algorithms.

The Company focuses on developing and commercializing proprietary molecular diagnostic tests for early detection of diseases and personalized health management, with a primary focus on cardiovascular, diabetes and cancer-related indications. There is a constant and dynamic interaction of blood with cells, tissues and organs of the human body. Many clinical studies performed by Dr. Liew and others have demonstrated that blood gene expression profiles can be used to develop personalized signatures capable of differentiating patients with cancer from healthy patients across a broad spectrum of pathologies interaction between tumor cells and the immune system that has been referred to as immunoediting. Immunoediting is the response of the immune system to a tumor and comprises three stages: elimination (in which the immune system identifies cancerous and/or precancerous cells and attempts to eradicate them), equilibrium (in which the surviving tumor cells begin mutating rapidly), and escape (in which tumor cells proliferate uncontrollably, leading to tumor progression). Each of these stages induces leukocyte gene expression changes that constitute a unique, detectable molecular signature.

Dr. Liew began his research in 1962 and has published numerous articles in medical and peer review journals. His publications include the following;

Peripheral Blood Transcriptome Dynamically Reflects System-wide Biology: A Potential Diagnostic Tool. Liew CC, Ma J, Tang HC, Zheng R, Dempsey AA. Journal of Laboratory and Clinical Medicine (March 2006).

The Peripheral Blood Transcriptome: New Insights into Disease and Risk Assessment. Mohr, S Liew CC. Trends in Molecular Medicine (October 2007).

DNA and RNA each consist of a single molecule and both are present in the blood. DNA is the carrier of human genetic information and is passed down from generation to generation. At conception, a person receives DNA from both parents. All of the cells in our bodies, except red blood cells, contain a copy of our DNA. Humans share about 99% of the same genetic code. However, it is the 1% of the genetic code that makes us all very distinct individuals. Historically, the study of DNA has been used to detect ancestry and inherited characteristics, including certain inherited diseases like Huntington Disease, Cystic Fibrosis and Down Syndrome, among others. It also is believed there is a genetic (DNA) pre-disposition to certain cancers, like breast cancer, colon cancer and gastric cancer.

While DNA is relatively static, RNA conversely is subject to change and is affected by an individual’s lifestyle, such as diet, alcohol, tobacco and/or drug use and exercise, along with exposure to environmental influences, such as pollutants and chemicals.

The distinctions between the characteristics of RNA and DNA are illustrated in the below table.

-Static.

-Dynamic.

-Measures lifetime risk.

-Measure current risk.

-Repeated test does not

-Repeated test provides

provide different result.

different result.

-DNA does not change

-Lifestyle and external factors

  with external factors.

affect RNA expression.

The Collection and Analysis Process.

Our process involves a simple blood draw. A nurse or technician of the health care provider draws 2 ml of blood from the patient using a RNAgard blood tube. The blood and a completed company form are couriered to our lab located at 353, Chemical Science Centre, USM, George Town. All blood samples are labelled with name and personal identity number and laboratory reference number on the tube where the blood sample is maintained for safekeeping.

At our lab, RNA is extracted using microcentrifuge and spectrophotometer. This step is followed by a quality control check on the RNA using microcentrifuge and bioanalyzer. The RNA then is purified (Biotinylated RNA will be mixed with purification beads and transferred to a U-bottom 96-well plate.  Then, the plate will be placed onto a magnetic ring stand. Labeled cRNA will be captured when placed on the magnetic stand. The remaining solution will be removed and the captured pellet will be cleaned-up to obtain cRNA with high purity. Then, purified cRNA will be fragmented for hybridization) and hybridized onto a genechip (GeneChip 3' IVT PLUS Reagent Kit will be used for preparing biotinylated target from purified total RNA samples suitable for hybridization to GeneChip arrays. Double-stranded cDNA will be synthesized from the total RNA using reverse transcriptase and oligo-dT primers. An in-vitro transcription (IVT) reaction is then done to produce biotin-labeled cRNA from the cDNA in a 16 hours incubation) and scanned through the affymetrix station (Once the overnight hybridization is completed, the Genechips will be washed with dedicated buffers and solutions to remove excess cRNAs and hybridization solutions. Washed chips will be stained with staining buffers to illuminate attached cRNAs.  All these processes will be conducted in the fluidic station by following the given instructions. Specific experimental information is defined using AMDS software on a PC-compatible workstation. Stained chips are ready for scanning. The chips will be transferred into the scanner. The scan is automatically completed and the image is processed into data files.). The data collected from microarray analysis is analysed using our propriety software and algorithm calculation to generate the disease risk score report for the individual patient.  A report is generated by our software and is forwarded to the health care provider for further consultation with the patient. This report can be used by patient and physician to plan future tests and therapies.

The process for effectuating RNA analysis depicted in the below pictures.

The raw data obtained will be analyzed and quality control processed by our lab in Malaysia using our proprietary software to calculate the risk analysis of 11 different diseases. We simply the result into a graph which  is contained in the patient booklet provided to the health care professional. A sample graph is depicted below.

In the above chart, NPC is Nasopharyngeal Cancer, ATDS is Ascending, Transverse, Descending and Sigmoid Colon Cancer, and OA is Osteoarthritis.

The following cautionary text  in contained in the results booklet which the Company provides to each patient:

This report/screening is not intended or implied to be substitute for professional medical advice, diagnostics or treatment. The content, including text, graphics and information in the report illustrate the risk score only. Bionexus Gene Lab Sdn Bhd makes no representation and assumes no responsibility for the accuracy of the information as such information and contents are subject to change without notice. You are encouraged to review any medical condition or treatment with your doctor.

The key proprietary aspect of our process is our proprietary algorithm software and the RNA extraction, preservation, quality control, hybridization, data analysis processes which was developed by Dr. Liew. We acquired the software and the technological processes in June 2017. The gene expression from a reference population representing a specific  disease condition is filtered according to a quality assurance process based on repeatability data. This collected data is then analysed by our proprietary algorithm software and processes checked by the laboratory manager to ensure all the steps are followed in the deriving predictive model for each disease condition. Once these models have been established, they then can be applied to the data from a new sample to make risk prediction for this individual. Each disease/disorder has similar group of diseased/disordered genes which were identified through the years of research and clinical trials in Malaysia.

Business Development.

In April 2017, we began marketing our blood screening process to health care providers, such as clinics, laboratories and hospitals, all of which have a licensed doctor or staff. As mentioned above, the screening provides a risk analysis of 11 diseases, of which eight are different forms of cancer.  In Malaysia, the cost for the analysis is not covered by health insurance. Thus, patients are required to pay for the costs of the services, which under our current pricing of $2,500 for the 11 disease panel for an individual plan.  We do have different pricing for groups, like companies and associations.

In November 2017, we expanded our marketing efforts to companies, business organizations and insurance agents. As a result of these efforts, during November and December 2017, we entered into arrangements with two companies in Kuala Lumpur to screen their employees pursuant to which each company paid us $50,000. The companies have 32 and 55 employees respectively. We completed the screening process of these two companies by first calendar quarter 2019. We continue to market our services to other local companies in the Kuala Lumpur metropolitan area.

As of September 30, 2018, we have 3 centres, 2 in Kuala Lumpur recommending our blood screening protocol to their patients. Of these centres, Lifecare Medical Centre, Clinic Lee in Kuala Lumpur and Osel Clinic in George Town (Malaysia) account for approximately 30% of our patient population from July 2017 through September 30, 2018. We believe that there are over 500 clinics and hospitals located in the greater Kuala Lumpur metropolitan area.

Our goal is to have a large percentage of health care providers in the greater Kuala Lumpur metropolitan area refer patients to us for our  testing protocol. Once we have established our brand and reputation in Kuala Lumpur, we intend to expend to other large cities in Malaysia,  followed by an expansion to large metropolitan areas other counties in Asia Pacific, such as Indonesia, Taiwan and Singapore.  However, we do not foresee expansion beyond Malaysia until fiscal year 2019 and beyond.

Our existing equipment and personnel is sufficient to handle up to 16 patients a day. If our daily patient count increases above 16 patients, we will be required to hire another laboratory technician and purchase and install an additional semi-automatic affymetrix station equipment estimate to be $120,000.

For health care providers, we pay a referral fee of between 20%-30%. Typically, the patient, while in the offices of the health care provider, completes a form which identifies the name, address and other contact information of the patient.

Competition and Our Competitive Strengths.

While the Company believes that there is no similar commercialized screening for 11 diseases using RNA analysis, it believes that its blood screening protocol for disease detection could be utilized in conjunction with other medical procedures for disease diagnostics including lab (blood, urine or other body fluids) tests, imaging and biopsies. As such, the Company does not consider it to be in competition with these other medical procedures which have been industry standards for many years.

Disease detection for cancer, for example, are numerous and is dependent on the type of cancer tested. Information from the National Cancer Institute provides the following information;

▪

 Genetic testing, also known as DNA testing, allows the determination of bloodlines and the genetic diagnosis of vulnerabilities to inherited diseases. In humans, genetic testing can be used to determine a child's parentage or in general a person's ancestry

▪

Lab tests.  High or low levels of certain substances in your body can be a sign of cancer. So, lab tests of the blood, urine, or other body fluids that measure these substances can help doctors make a diagnosis. However, abnormal lab results are not a sure sign of cancer. Lab tests are an important tool, but doctors cannot rely on them alone to diagnose cancer.

▪

Imaging Procedures. Imaging procedures create pictures of areas inside your body that help the doctor see whether a tumor is present. These pictures can be made in several ways, including a CT Scan, Nuclear Scan, MRI, PET Scan, among others.

▪

Biopsies. In most cases, doctors need to do a biopsy to make a diagnosis of cancer. A biopsy is a procedure in which the doctor removes a sample of tissue. A pathologist  then looks at the tissue under a microscope to see if it is cancer.

We however believe that we have a number of competitive strengths compared these other health diagnostic tools are as follows:

▪

Our screening is non-invasive (other than a simple blood draw), unlike biopsies;

▪

In one test, we can screen for 11 diseases unlike conventional diagnostics;

▪

Non DNA blood tests for diseases like cancer are not dispositive and detect only elevated levels of proteins or other substances which are caused by cancer;

▪

DNA blood tests are limited to certain types of inherited diseases, Huntington Disease, Cystic Fibrosis and Down Syndrome, among others;

▪

 MRI exams are uncomfortable and require fasting prior to testing, and implants in the body will distort result;

▪

Most importantly, our screening provides a predictive risk assessment for developing the 11 diseases. Most other disease detection procedures detect diseases already present in the body, and in most cases in the final stages of the disease making it difficult to treat or reverse. With our analysis, patients are able to monitor the development of these diseases in the future through further medical testing, including using our protocol. In addition, patients are able to make adjustments to their lifestyles in an effort to reduce the potentiality of these diseases. Lifestyle adjustments may include reduction or changes to food, tobacco and alcohol intake and the implementation of exercise programs, among other changes.

Our Growth Strategy

We will look to grow and expand our business by further penetrating the Kuala Lumpur market and expand our marketing efforts elsewhere in Malaysia. We believe that an increase in our marketing and promotional efforts will correlate to increased revenues and the expansion of our business. Our growth and expansion strategy for the next 6-12 months is as follows:

▪

Continue to leverage our relationships with healthcare providers.  To date, we have relied upon the efforts of management and their relationships with health care providers to create the initial interest in our blood screening process. These relationships have been located primarily in the Kuala Lumpur market. We will continue to use our relationships with providers in the Kuala Lumpur market and elsewhere in Malaysia to increase sales and product awareness.

▪

Allocate more capital resources to our marketing efforts.  Apart from sales through existing relationships with health care providers, we intend to allocate more capital resources to marketing and promotion. As part of these efforts, we intend to hire one sales person in the second calendar quarter of 2019 who will be tasked with contacting hospitals and clinics in the Kuala Lumpur area.  We will use our sales personnel to call upon other health care providers to create awareness of our services.

▪

Increase focus on corporate clients. To date, we have entered into arrangements with two corporate clients for testing on their employees. We intend to solicit more corporate clients in the Kuala Lumpur area and elsewhere in Malaysia by attending meeting with various trade associations in Malaysia and events conducted by Chambers of Commerce in major cities in Malaysia.  We commenced these efforts in the second calendar quarter of 2018 and are ongoing. These efforts will be undertaken by the officers of the Company.

▪

Expand to other regions in Malaysia. We intend to hire sales and marketing personnel in first calendar quarter of 2019 to reach other large cities in Malaysian, such as Penang, Ipoh, Seremban, Melaka, Johor Bahru and Kuantan.

Regulatory Matters

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations. We are subject to the laws and regulations of those jurisdictions in which we plan to conduct our wellness operation and sell advertising, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements. In 2007, the Malaysian Parliament passed the Pathology Laboratory Bill of 2007 (“Pathology Act”), subject to the finalization of the underlying regulations. Since the passage of the Pathology Act, the Malaysian movement has not implemented the legislation. Currently, we are only required an operating permit from local council, which we have received. However, we can not predict whether we would be able to comply with the Pathology Act and its regulations, if implemented.

Employees

As of the date of this Prospectus, we have two full-time employee and four officers who work part-time for the Company. Management does not plan to hire additional employees at this time, other than an additional sales person in the first quarter of 2019.  Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good relations with our employees.

Currently, we have not entered into an employment agreement with any of our officers. The Company presently does not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, the Company may adopt plans in the future.   Management does not plan to hire additional employees at this time.

Properties

Our corporate offices are located at 20-12 Camellia, 5 Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur, Malaysia.  The lease commenced in October 2017 and terminates in October 2019. The space consists of 1,300 square feet with an annual rent of approximately $13,500 USD.

Our laboratory is located at Lab 353, University Science Malaysia, George Town, Penang, Malaysia. The lease commenced on May 2017 and terminates on April 2022. The space consists of 1,500 square feet with an annual rent of approximately $8,400 USD.

We also have a blood collection center located on 1st floor, Lifecare Medical Centre, Kuala Lumpur, Malaysia.  As mentioned above, Lifecare Medical Centre refers their patients to us and as a result, they have allowed to maintain a blood collection center on their premises on a rent free basis.

Our Intellectual Property.

We do not have any patents protecting our blood screening process. Instead, we rely on trade secrets and know-how using the process developed by Dr. Liew. There is no assurance that others will not independently develop the same or similar technology or obtain unauthorized access to our trade secrets, know-how and other unpatented technology. To protect our rights in these areas, we require all employees that work in our lab to enter into strict confidentiality agreements. Presently, we have one lab employee. These agreements may not provide meaningful protection for our unpatented technology in the event of an unauthorized use, misappropriation or disclosure. While we have attempted to protect the unpatented proprietary technology that we develop or acquire, and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend, to a large extent, upon continued innovation and technological expertise.

In general, the level of protection afforded by a patent is directly proportional to the ability of the patent owner to protect and enforce those rights through legal action. Since our financial resources are limited, and patent litigation can be both expensive and time consuming, there can be no assurance that we will be able to successfully prosecute an infringement claim in the event that a competitor develops a technology or introduces a product that infringes on one or more of our patents or patent applications. There can be no assurance that our competitors will not independently develop other technologies that render our proposed products obsolete. In general, we believe the best protection of our proprietary technology will come from market position, technical innovation, speed-to-market, and product performance. There is no assurance that we will realize any benefit from our intellectual property rights.

Product Liability.

Due to nature of the Company's business, the Company may face claims for product liability resulting from the inaccurate or erroneous diagnosis using our screening process. Presently, the  Company  does not maintain any product liability insurance to cover any claims for an erroneous diagnosis.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General.

Our Company was incorporated on April 5, 2017 and operations of our Malaysian company began operations in July  2017. Consequently, the following discussion and analysis of the results of operations and financial condition of the Company is for the nine month periods ended September 30, 2018 and September 30, 2017, respectively. This information  should be read in conjunction with the notes to the financial statements that are included elsewhere herein. The consolidated financial statements presented herein (and to which this discussion relates) reflect the results of operations of the Company and its Malaysian subsidiary. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, except as required by law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this quarterly report, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

COMPANY OVERVIEW

Our financial statements are prepared in US Dollars and in accordance with accounting principles generally accepted in the United States. See information immediately below for information concerning the exchange rates at the Malaysian translated into US Dollars ("USD") at various pertinent dates and for pertinent periods.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates for the respective years:

	As of and for the year ended December 31,
	2017	2016
Year-end MYR : US$1 exchange rate	4.0620	4.4860
Yearly average MYR : US$1 exchange rate	4.3004	4.1483

	As of and for the 9 months period ended September 30,
	2018	2017
Year-end MYR : US$1 exchange rate	4.1405	4.2275
Yearly average MYR : US$1 exchange rate	3.9917	4.3327

RESULTS OF OPERATIONS

Results of Operations (Unaudited) for the Nine Months Ended September 30, 2018 Compared to the Nine Months Ended September 30, 2017.

The following table sets forth key components of the results of operations for the nine month periods ended September 30, 2018 and 2017. The discussion following the table addresses these results.

	9 months period ended
	September 30, 2018 (unaudited)	September 30, 2017 (unaudited)

Revenues, net	$202,921	$43,160

Cost of revenues	(167,431)	(19,625)

Gross profit	35,490	23,535

Other income	271,266	1,336

Operating expenses	(183,509)	(83,275)

Profit/(Loss) from operations	123,247	(58,404)

Income tax expense	(33,820)	-

NET PROFIT/(LOSS)	$89,427	$(58,404)
Other comprehensive (expense)/income:
- Foreign currency translation (loss)/gain	(41,345)	1,578

COMPREHENSIVE PROFIT	$48,082	$56,826

Earnings per share	$0.001	$28,413

Weighted average number of common shares outstanding -Basic and diluted	63,969,817	2

Revenues. For the nine months ended September 30, 2018, we had revenues of $202,921 as compared to revenues of $43,160 for the nine months ended September 30, 2017, an increase of approximately 370. The increase in revenues for the current nine month period reflects the growth from the Company’s commencement of operation which began in July 2017.

Cost of revenues. For the nine months ended September 30, 2018, we had cost of revenues of $167,431, as compared to cost of revenues of $19,625 for the nine months ended September 30, 2017, an increase of approximately 753%. The increase for the current nine month period reflects the increase in costs attributable to its increased revenues.  Cost of revenues includes laboratory consumables, such as reagent kits and paxgene tubes.

Other Income. For the nine months ended September 30, 2018, we had other income of $271,266, as compared $1,336 for the nine months ended September 30, 2017, a substantial percentage increase from the prior period. On February 14, 2018, we obtained a waiver from Dr. Liew, our largest shareholder, whereby he waived all amounts due him in connection with his transfer of equipment and consumable stock to the Subsidiary which occurred in June 2017.  The amount due Dr. Liew was the stated amount of $271,266.

Operating Expenses. For the nine months ended September 30, 2018, we had operating expenses of $183,509, as compared to operating expenses of $83,275 for the nine months ended September 30, 2017, an increase of approximately 753%. The increase for the current nine month period reflects the increase in costs attributable to its increased revenues, as well as the fact that the period for 2017 consisted of seven months compared to the full nine month period in 2018.  Cost of revenues includes depreciation of fixed assets, employee compensation and benefits, professional fees and marketing and travel expenses.

Profit/loss from operations.  We had a profit from operations of $123,247 for the nine month period ended September 30, 2018 compared with a loss from operations of $58,404 for the nine month period ended September 31, 2017 for the reasons discussed above.

Income tax expense. For the nine months ended September 30, 2018, we had income tax expense of $33,820 due to our net profit for the period. The corporate tax rate in Malaysia ranges from 18% to 24% on its assessable income. During the nine months ended September 30, 2017, we had a loss from operations and did not incur and income tax expense.

Results of Operations (Audited) for the Fiscal Year Ended December 31, 2017 Compared to the Fiscal Year Ended December 31, 2016.

The Company commenced its operations in July 2017. Therefore, a comparison between results of operations (audited) for the fiscal year ended December 31, 2017 compared to the fiscal year ended December 31, 2016 is not relevant.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2018, we had working capital of $1,022,493 compared with working capital deficit of $173,966 as of December 31, 2017. The increase in working capital as of September 30, 2018 from December 31, 2017 is due principally to a private placement of our common stock which occurred during the nine month period ended September 30, 2018 pursuant to which we sold 14,315,000 shares of common stock and received $1,170,630 in cash proceeds.

Our primary uses of cash have been for operations.  The main sources of cash have been from operational revenues and the private placement of our common stock. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

•

Addition of administrative and marketing personnel as the business grows,

•

Development of a Company website,

•

Increases in advertising and marketing in order to attempt to generate more revenues, and

•

The cost of being a public company.

The Company believes that cash flow from operations together will be sufficient to sustain its current level of operations for at least the next 12 months of operations.

Summary of Significant Accounting Policies.

·	Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

·	Use of estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

·	Cash and cash equivalents

Cash and cash equivalents represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

·	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis to write off the cost over the following expected useful lives of the assets concerned. The principal annual rates used are as follows:

Categories	Principal Annual Rates/Expected Useful Life
Furniture & fittings	10%
Lab Equipment	10%
Office equipment	20%

Fully depreciated plant and equipment are retained in the financial statements until they are no longer in use.

·	Inventories

Inventories consisting of products available for sell, are stated at the lower of cost or market value. Cost of inventory is determined using the first-in, first-out (FIFO) method. Inventory reserve is recorded to write down the cost of inventory to the estimated market value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Company takes ownership, risks and rewards of the products purchased. Write downs are recorded in cost of revenues in the Condensed Statements of Operations and Comprehensive Income.

·	Revenue recognition

Revenue recognized when it is probable that the economic benefits associated with the transaction will flow to the enterprise and the amount of the revenue can be measured reliably. Revenue is measured at the fair value of consideration received or receivable.

a.	Sales of goods or rendering of services

An entity shall recognize revenue associated with the transaction by reference to the stage of completion of the transaction at the end of the reporting period. The outcome of a transaction can be estimated reliably when all the following conditions are satisfied: -

i.	The amount of revenue can be measured reliably;

ii.	It is probable that the economic benefits associated with the transaction will flow to the entity;

iii.	The stage of completion of the transaction at the end of the reporting period can be measured reliably; and

iv.	The costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

b.	Interest income

Interest is recognized on receipt basis.

·	Cost of revenues

Cost of revenue includes the purchase cost of retail goods for re-sale to customers and packing materials (such as boxes). It excludes purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs and other costs of distribution network in cost of revenues.

·	Shipping and handling fees

Shipping and handling fees, if billed to customers, are included in revenue. Shipping ang handling fees associated with inbound and outbound freight are expensed as incurred and included in selling and distribution expenses.

·	Comprehensive income

ASC Topic 220, “Comprehensive Income” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statements of stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation and cumulative net change in the fair value of available-for-sale investments held at the balance sheet date. This comprehensive income is not included in the computation of income tax expense or benefit.

·	Income tax expense

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclosed in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company conducts major businesses in Malaysia and is subject to tax in their own jurisdictions. As a result of its business activities, the Company will file separate tax returns that are subject to examination by the foreign tax authorities.

·	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The functional currency of the Company is the United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. In addition, the Company maintains its books and record in a local currency, Malaysian Ringgit (“MYR” or “RM”), which is functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates for the respective years:

	As of and for the year ended December 31,
	2017	2016
Year-end MYR : US$1 exchange rate	4.0620	4.4860
Yearly average MYR : US$1 exchange rate	4.3004	4.1483

	As of and for the 9 months period ended September 30,
	2018	2017
Year-end MYR : US$1 exchange rate	4.1405	4.2275
Yearly average MYR : US$1 exchange rate	3.9917	4.3327

·	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

·	Fair value of financial instruments

The carrying value of the Company’s financial instruments: cash and cash equivalents, trade receivable, deposits and other receivables, amount due to related parties and other payables approximate at their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

•	Level 1 : Observable inputs such as quoted prices in active markets;

•	Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

As of December 31, 2017, and 2016, the Company did not have any nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements, at least annually, on a recurring basis, nor did the Company have any assets or liabilities measured at fair value on a non-recurring basis.

·	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. In August 2015, the FASB issued an Accounting Standards Update to defer by one year the effective dates of its new revenue recognition standard until annual reporting periods beginning after December 15, 2017 (2018 for calendar-year public entities) and interim periods therein. This adoption will not have a material impact on our financial statements.

In June 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements-Going concern (Subtopic 205-40) which provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. This guidance in ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. This adoption will not have a material impact on our financial statements.

In February 2015, the FASB issued ASU 2015-02 "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. This adoption will not have a material impact on our financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory, which requires an entity to measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. We will recognize our inventories at cost or net realizable value, whichever lower.

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and 2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those years. The Company is evaluating this ASU and has not determined the effect of this standard on its ongoing financial reporting.

In January 2017, the FASB issued Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU 2017-01), which revises the definition of a business and provides new guidance in evaluating when a set of transferred assets and activities is a business. We will adopt the new standard effective January 1, 2018, on a prospective basis and do not expect the standard to have a material impact on our consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, and position of sole executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION
Soo Kow (Kenny) Lai	51	Chairman
Chi Yuen (George) Leong	68	President and Director
Chan Chong Wong	57	Chief Executive Officer and Director
WeiLi Leong	30	Chief Financial Officer

Soo Kow (Kenny) Lai has been our Chairman of the Board since inception (May 2017 till today). Mr. Lai received his Bachelor of Jurisprudence from University of Malaya and Bachelor of Business Administration, Wharton Management School, Malaya. Mr. Lai had served as Managing Director, CEO for several Malaysian companies for the past 25 years. From 2014 until the present, he has been serving as the Director General of Oversea Investment Union of The Investment Association of China. He was the Operation Director of Tower Regency Hotel from 2010 to 2014. Mr. Lai brings a wide range of business experience to our board of directors.

Chi Yuen (George) Leong been our President since inception. He was the Chief Executive Officer of Network Food Australia from February 1, 2006 till August 20, 2008. He joined Arem Pacific Corporation the Chief Executive Officer from March 1, 2009 till Sept 30, 2015. Mr. Leong received a Bachelor of Behavioral Sciences from the University of East Asia, Malaysia. Mr. Leong brings a wide range of business experience, including experience with public companies, to our board of directors.

Chan Chong Wong has been our Chief Executive Officer since our inceptions. From 1990 to the present, Mr. Wong is the Managing Partner for Handy & Trendy Trading in Malaysia. Besides, he started the Modern Mum, a lady fashion retail and wholesale chain stores in Malaysia from 2008 to 2014. The latest venture is with from 2014 till today, he has been serving as the Chief of Staff for the Oversea Investment Union of The Investment Association of China. He received a Bachelor’s degree from University Asia Institute of Management Science and received an Executive Master in Business Administration, Beijing University.

WeiLi Leong has been Chief Financial Officer of the Company since inception. Ms. Leong is a Certified Public Accountant and graduated from RMIT University, Melbourne with a Bachelor’s degree in Business (Accountancy). From September 1, 2010 to February 22, 2012, she worked as trainee and later as accountant with SJ Accounting Services firm in Melboune Australia. From March 2013 to February 2015, she was engaged with BDO Malaysia in the tax compliance department and from March 2015 to February 2017, she was employed by Ernst & Young (Malaysia) specializing in international tax. Ms. Leong is currently self employed as a tax consultant. Ms. Leong is the daughter of the Company’s President.

Significant Consultant.

Professor Liew Choong-Chin (age 81) provides overall technical guidance on our blood screening business. Dr. Liew received his PhD in pathological chemistry from the University of Toronto, Canada in 1967. He was professor in the Department of Laboratory Medicine and Pathobiology at the University of Toronto from 1970 until retiring in 2003. Currently he is Professor Emeritus (UT) and Visiting Professor of Medicine at Brigham and Women’s Hospital, Harvard Medical School. Over the course of his teaching career, Professor Liew trained more than two dozen PhD and MSc students and some 50 postdoctoral fellows.

Dr. Liew began his research in 1962 while doing his Doctorate study supervised by Dr. Best in Banting and Best Institute, Toronto (Insulin was discovered by Banting and Best, the key to preventing diabetes and controlling normal metabolism. In 1923 Nobel Prize was awarded for one of the most important, and most controversial, breakthroughs in modern medical history).

Professor Liew is a pioneer in the emerging field of molecular medicine and globally recognized as a leader in disease-specific genomics research. He has received some 14 Honorary Professorships in universities including The Chinese University of Hong Kong, and Peking University, Beijing. In 2002 he won the Society of Chinese Bio scientists in America (SCBA) Distinguished Scientist Award (Ontario Chapter) and the Makoto Nagano Award for Achievements in Cardiovascular Education, and in 2005 the Nanyang Distinguished Alumni Award.

To date, he has published more than 300 original scientific papers, abstracts, and monographs. His 1997 landmark publication in Circulation, a pre-eminent U.S. peer reviewed journal, reported his work in cardiovascular genomics. This report is widely acknowledged to represent the most comprehensive analysis of genes expressed in a single human organ. More recently Professor Liew and Dr Victor Dzau, Chancellor for Health Affairs of Duke University, published “Molecular Genetics and Genomics of Heart Failure in Nature Reviews Genetics (2004) and co-edited Cardiovascular Genetics and Genomics for the Cardiologist, published in July 2007 by Blackwell’s, Oxford.

Family Relationships

Except as stated herein above, there are no family relationships among our directors or officers.

Involvement in Legal Proceedings

To the best of our knowledge, none of our directors or executive officers, during the past ten years, has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission.

Director Independence

Our Board of Directors is currently composed of three members, whom do not qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market).  The NASDAQ independence definition includes a series of objective tests, such as that the directors are not, and have not been for at least three years, one of our employees and that neither the Director, nor any of their family members have engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to our director that no relationship exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by our director and us with regard to our director’s business and personal activities and relationships as they may relate to us and our management.

Code of Ethics

We currently do not have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and Chief Financial Officer; however, we intend to adopt one in the near future.

Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early stage company, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our Directors and Officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

In addition, our Officers have committed to spend a sufficient amount of time and attention to the affairs of the Company to fulfill their respective officer responsibilities. In this regard, generally, each Officer spends between 15 to 40 hours per week on the affairs of the Company, depending on the circumstances. Therefore, we may face conflicts of interest between the time and attention each Officer devotes to the Company and that of their other business interests.

Other than as described above, we are not aware of any other conflicts of interest of our executive Officers and Directors.

Involvement in Certain Legal Proceedings

There are no legal proceedings that have occurred since our incorporation concerning our Director, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Our Officers and Directors have not received monetary compensation since our inception to the date of this prospectus. We currently do not pay any compensation to our Directors serving on our Board of Directors.

EXECUTIVE COMPENSATION

During fiscal year ended December 31, 2017, except as stated in the Summary Compensation Table below, we have not paid any salaries or other compensation to officers, directors or employees. We do not have a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. Further, we have not entered into an employment agreement with any of our officers, directors or any other persons and no such agreements are anticipated in the immediate future. We expect that our officers and directors will defer, and not accrue, any compensation until such time as the company is in a better financial position and will strive to have the business opportunity provide their remuneration. As of the date hereof, no person has accrued any compensation.

			Stock	Other
			Award	Compensation	Total
Name and Position	Year	Salary	$	$	$
Chan Chong Wong	2017	0	0	0	0
Chief (Principal)
Executive Officer

Wei Li Leong	2017	0	$1,000(1)	0	1,000
Chief (Principal)
Financial Officer

  (1). On October 10,  2017, the named officer received 1,000,000 shares of common stock of the Company. These shares were valued at $1,000.

Employment Agreements

The Company does not have any employment or other compensation agreement with its executive officers. Moreover, there are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Grants of Plan-Based Awards

No plan-based awards were granted to any of our named executive officers during the interim fiscal year ended September 30, 2018.

Outstanding Equity Awards at Interim Fiscal Year End

The equity awards reflected in the Summary Compensation Table above represents all restricted stock awards issued to our executive officers at September 30, 2018. No other stock or stock option awards were granted to any other officer of the Company as at September 30, 2018.

Option Exercises and Stock Vested

No option to purchase our capital stock was exercised by any of our named executive officers, nor was any restricted stock held by such executive officers vested during the interim fiscal period ended September 30, 2018

Pension Benefits

No named executive officers received or held pension benefits during the interim fiscal period ended September 30, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent (5%); (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. The information is based on 74,627,558shares of common stock issued and outstanding as of this date.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(1)	Class
Officers and Directors
Soo Kow (Kenny) Lai(2) Chairman of Board	10,000,000	13.40%
Chi Yuen (George) Leong (2) President and Director	10,000,000	13.40%
Chan Chong Wong(2) Chief Executive Officer and Director	9,000,000	12.10%
Wei Li Leong(2) Chief Financial Officer	1,000,000	1.33%
All officers and directors as a group (4 persons)	30,000,000	40.23%
5% or greater shareholders
Dr. Choong-Chin Liew (3)	20,000,000	26.80%

-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has ownership of and voting power and investment power with respect to our Common stock or Preferred Shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)

The address of each shareholder is the address of the Company.

(3)

The address of the shareholder is 81 Millersgrove Dr., Toronto, Canada M2R 3S1.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since our inception through June 30, 2018,  the Company made the following stock issuances to its officers and/or directors and greater than 10% holders;

In June 2017, the Subsidiary acquired from Dr. Liew the technology and related assets necessary for its business. In exchange, Dr. Liew received 40% of the equity of the Subsidiary and the Subsidiary was obligated to make a payment of approximately $354,930 to Dr. Liew. The Company paid Dr. Liew the sum of $83,664 on January 23, 2018 and on February 15, 2018, Dr. Liew agreed to waive the remaining balance due him by the Company which amounted to $271,266.

On August 23, 2017, we acquired all of the capital stock of BGS Lab Sdn. Bdh., a Malaysian company (“Subsidiary”), from its then existing shareholders pursuant to a Share Exchange Agreement among the parties. In connection with the transaction, the following shareholders of Subsidiary received the corresponding number of  shares of our common stock; Soo Kow Lai, our Chairman, received 10,000,000 shares; Chi Yuen Leong, our President received 10,000,000 shares; Chan Chong Wong, our Chief Executive Officer  received 10,000,000 shares; and Professor Choong Chin Liew, our majority shareholder received 20,000,000 shares. On such date, the Subsidiary owned certain software, know-how and equipment relating to blood gene analysis developed by Dr. Liew which has enabled us to conduct our current operations. The 50,000,000 shares were issued on October 10, 2017 and were valued at $0.001 per share or a total of $50,000.  In addition, on that same date,  we issued 1,000,000 shares of our common stock to Wei Li Leong our Chief Financial Officer. These shares also were valued at $0.001 per share or $1,000.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since the beginning of fiscal year 2017 or in any proposed transaction to which we are proposed to be a party which in either case of $50,000 (or 1% of the average of the Company’s assets for the past 2 fiscal years):

•

Any of our directors or officers;

•

Any proposed nominee for election as our director;

•

Any person who beneficially owns or directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares;

•

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, no par value per share, and 30,000,000 shares of preferred stock, no par value per share. As of the date of this prospectus, there are 74,627,558 shares of our common stock issued and outstanding that was held by 178 stockholders of record and no shares of preferred stock issued and outstanding.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are also authorized to issue 30,000,000 shares which have been established as the Series A Preferred Stock. No shares of our Preferred Stock are issued and outstanding. The share of preferred stock are “blank check’ meaning the Company’s Boar do Directors can issue shares of preferred stock in such series with such rights, privileges and preferences as determined from time to time by the Board of Directors. The ability of directors, without security holder approval, to issue shares of our Series A Preferred Stock could be used as an anti-takeover measure. Anti-takeover measures may result in you receiving less compensation for your stock.

Dividend Policy

It is unlikely that we will declare or pay cash dividends in the foreseeable future. We intend to retain earnings, if any, to expand our operations. To date, we have paid no dividends on our shares of common stock and have no present intention of paying any dividends on our shares of common stock in the foreseeable future. The payment by us of dividends on the shares of common stock in the future, if any, rests solely within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our board of directors.

Equity Compensation Plan Information

We have no plans for establishing an equity compensation plan, but reserve the right to do so in the future.

Warrants and Options

There are no outstanding warrants or options to purchase our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately after the effectiveness of this registration statement, we will have 10,398,779shares of common will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. The remaining 64,228,779 shares, including 53,830,000 shares held by our insiders, are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•

the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•

the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the holders of the restricted shares will be able to sell their shares, pursuant to Rule 144 three months after the effectiveness of this registration statement. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•

1% of the total number of shares of common stock then outstanding, which will equal 746,276 shares immediately after this offering; or

•

the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Daniel H. Luciano, Esq., 242A West Valley Brook Road, Califon, New Jersey 07830.  He has been issued 2,000,000 shares of our common stock in exchange for legal services rendered.

EXPERTS

Total Asia Associates PLT, Malaysia, an independent registered public accounting firm, audited our financial statements for the fiscal year ended December 31, 2018 as set forth in report appearing herein. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of Total Asia Associates PLT, Petaling Jaya Malaysia given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws and Certificate of Incorporation, subject to the provisions of Wyoming Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We hereby file with the Commission a Registration Statement on Form S-1, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. We do not file reports with the Securities and Exchange Commission, and we will not otherwise be subject to the proxy rules. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

BIONEXUS GENE LAB CORP.

INDEX TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Condensed Consolidated Balance Sheet	F-1

Condensed Consolidated Statements of Operations and Comprehensive Income	F-2

Condensed Consolidated Statements of Cash Flows	F-3 to F-4

Condensed Consolidated Statements of Stockholders’ Equity	F-5

Notes to Condensed Consolidated Financial Statements	F-6 to F-14

BIONEXUS GENE LAB CORP.

CONDENSED CONSOLIDATED BALANCE SHEET

(Amount expressed in United States Dollars (“US$”), except for number of shares)

	Note	September 30, 2018 (unaudited)	December 31, 2017 (audited)
ASSETS
Current assets:
Cash and cash equivalents		$1,416,242	$839,145
Other receivables and deposits	3	14,645	128,487
Inventories	4	20,903	32,086
Total current assets		1,451,790	999,718

Non-current assets:
Plant and equipment, net	5	351,036	273,162
Other investment	6	12,075	-
		363,111	273,162

TOTAL ASSETS		$1,814,901	$1,272,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables		$53,420	$35,092
Other payables and accrued liabilities	7	324,568	1,138,592
Amount owing to Directors	8	169	-
Obligations under finance lease	9	18,535	-
Income tax payables		32,605	-
Total current liabilities		429,297	1,173,684

Non-current liabilities:
Obligations under finance lease	9	67,782	-
Deferred tax liabilities	10	4,484	4,570
		72,266	4,570

TOTAL LIABILITIES		$501,563	$1,178,254

Stockholders’ equity:
Issued capital 67,610,116 outstanding as of September 30, 2018, and 53,295,116 outstanding as of December 31, 2017	11	$6,376,392	$5,205,762
Additional paid up share capital		(5,011,891)	(5,011,891)
Accumulated losses		(23,869)	(113,296)
Other comprehensive (expense) / income		(27,294)	14,051
Total stockholders’ equity		1,313,338	94,626

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$1,814,901	$1,272,880

See accompanying notes to financial statements

- F1 -

BIONEXUS GENE LAB CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Amount expressed in United States Dollars (“US$”), except for number of shares)

		9 months period ended
		September 30, 2018 (unaudited)	September 30, 2017 (unaudited)

Revenues, net		$202,921	$43,160

Cost of revenues		(167,431)	(19,625)

Gross profit		35,490	23,535

Other income		271,266	1,336

Operating expenses		(183,509)	(83,275)

Profit/(Loss) from operations		123,247	(58,404)

Income tax expense	10	(33,820)	-

NET PROFIT/(LOSS)		$89,427	$(58,404)

Other comprehensive (expense)/income:
- Foreign currency translation (loss)/gain		(41,345)	1,578

COMPREHENSIVE PROFIT		$48,082	$56,826

Earnings per share		$0.001	$28,413

Weighted average number of common shares outstanding -Basic and diluted		63,969,817	2

See accompanying notes to financial statements

- F2 -

BIONEXUS GENE LAB CORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amount expressed in United States Dollars (“US$))

	9 months period ended
	September 30, 2018 (unaudited)	September 30, 2017 (unaudited)
Cash flows from operating activities:
Net Profit/(Loss)	$89,427	$(58,404)

Adjustments to reconcile net loss to net cash generated from/(used in) operating activities:
Depreciation of plant and equipment	30,771	4,946
Operating profit/(loss) before working capital changes	120,198	(53,458)

Changes in operating assets and liabilities:
Inventories	11,182	-
Other receivables and deposits	113,843	-
Trade and other payables	(971,801)	323,898
Current tax liabilities	32,605	-
Cash (used in)/generated from operating activities	(693.,973)	270,440

Cash flows from investing activities:
Placement of fixed deposits	(594,803)	-
Purchase of other investment	(12,075)	-
Purchase of plant and equipment	(438)	(301,436)
Net cash used in investing activities	(607,316)	(301,436)

Cash flows from financing activities:
Other payables	176,105	180,639
Proceed from issued shares	1,170,630	-
Repayment of hire purchase	(32,094)	-
Advances from a Director	169	1,101
Net cash generated from financing activities	1,314,810	181,740

Foreign currency translation adjustment	(31,227)	(3,210)

NET CHANGE IN CASH AND CASH EQUIVALENTS	13,521	150,744

CASH AND CASH EQUIVALENTS, BEGINNING OF FINANCIAL YEAR	839,145	26

CASH AND CASH EQUIVALENTS, END OF FINANCIAL YEAR	$821,439	$147,560

- F3 -

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT.)

(Amount expressed in United States Dollars (“US$))

	9 months period ended
	September 30, 2018 (unaudited)	September 30, 2017 (unaudited)
CASH AND CASH EQUIVALENTS INFORMATION:
Fixed deposits with licensed banks	594,803	-
Cash in hand	242	39
Cash at bank	821,197	147,521
	1,416,242	147,560
Less: fixed deposits with licensed banks	(594,803)	-
	821,439	147,560

9 months period ended
	September 30, 2018 (unaudited)	September 30, 2017 (unaudited)
Supplementary cash flow information:
Interest paid	-	-
Income taxes paid	-	-

See accompanying notes to financial statements.

- F4 -

BIONEXUS GENE LAB CORP

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

(Amount expressed in United States Dollars (“US$))

	Common stock		Additional paid up share capital	Accumulated losses	Accumulated other comprehensive (expense) / profit	Total Equity
	Number of shares	Share capital
Balance as of January 1, 2017	2	1	-	(1,438)	126	(1,311)
Issued shares	53,295,114	5,205,761	(5,011,891)	11,892	-	205,762
Net loss for the year	-	-	-	(123,750)	-	(123,750)
Foreign currency translation gain	-	-	-	-	13,925	13,925
Balance as of December 31, 2017	53,295,116	5,205,762	(5,011,891)	(113,296)	14,051	94,626
Issued shares	14,315,000	1,170,630	-	-	-	1,170,630
Net profit for the period	-	-	-	89,427	-	89,427
Foreign currency translation loss	-	-	-	-	(41,345)	(41,345)
Balance as of September 30, 2018	67,610,116	6,376,392	(5,011,891)	(23,869)	(27,294)	1,313,338

See accompanying notes to financial statements.

- F5 -

BIONEXUS GENE LAB CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amount expressed in United States Dollars (“US$”), except for number of shares)

1.	ORGANIZATION AND BUSINESS BACKGROUND

BioNexus Gene Lab Corp was incorporated in the State of Wyoming on May 12, 2017. On June 1, 2017, the Company acquired all of the outstanding capital stock of BGS Lab Sdn. Bhd., a Malaysian corporation (“Subsidiary”). The Subsidiary was incorporated in Malaysia on April 7, 2015 which it then subsequently changed its name to Bionexus Gene Lab Sdn. Bhd..

The principal office address is Level 8, Tower 8, Avenue 5, The Horizon, No. 8 Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur, Malaysia, our lab is located at Lab 353, Chemical Science Centre, University Science Malaysia, George Town, Penang, Malaysia. We also have a blood collection center located at 1st floor, Lifecare Medical Centre, Kuala Lumpur, Malaysia.

The corporate structure is depicted below:

BioNexus Gene Lab Corp. a Wyoming company
100% owned
Bionexus Gene Lab Sdn. Bhd a Malaysian company

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

•	Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

•	Use of estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

•	Cash and cash equivalents

 Cash and cash equivalents represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

- F6 -

•	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis to write off the cost over the following expected useful lives of the assets concerned. The principal annual rates used are as follows:

Categories	Principal Annual Rates/Expected Useful Life
Furniture & fittings	10%
Lab Equipment	10%
Office equipment	20%
Motor vehicles	10%

Fully depreciated plant and equipment are retained in the financial statements until they are no longer in use.

•	Inventories

Inventories consisting of products available for sell, are stated at the lower of cost or market value. Cost of inventory is determined using the first-in, first-out (FIFO) method. Inventory reserve is recorded to write down the cost of inventory to the estimated market value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Company takes ownership, risks and rewards of the products purchased. Write downs are recorded in cost of revenues in the Condensed Statements of Operations and Comprehensive Income.

•	Revenue recognition

Revenue recognized when it is probable that the economic benefits associated with the transaction will flow to the enterprise and the amount of the revenue can be measured reliably. Revenue is measured at the fair value of consideration received or receivable.

a.	Sales of goods or rendering of services

An entity shall recognize revenue associated with the transaction by reference to the stage of completion of the transaction at the end of the reporting period. The outcome of a transaction can be estimated reliably when all the following conditions are satisfied: -

i.	The amount of revenue can be measured reliably;

ii.	It is probable that the economic benefits associated with the transaction will flow to the entity;

iii.	The stage of completion of the transaction at the end of the reporting period can be measured reliably; and

iv.	The costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

b.	Interest income

Interest is recognized on receipt basis.

- F7 -

•	Cost of revenues

Cost of revenue includes the purchase cost of retail goods for re-sale to customers and packing materials (such as boxes). It excludes purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs and other costs of distribution network in cost of revenues.

•	Shipping and handling fees

Shipping and handling fees, if billed to customers, are included in revenue. Shipping ang handling fees associated with inbound and outbound freight are expensed as incurred and included in selling and distribution expenses.

•	Comprehensive income

ASC Topic 220, “Comprehensive Income” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statements of stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation and cumulative net change in the fair value of available-for-sale investments held at the balance sheet date. This comprehensive income is not included in the computation of income tax expense or benefit.

•	Income tax expense

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclosed in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company conducts major businesses in Malaysia and is subject to tax in their own jurisdictions. As a result of its business activities, the Company will file separate tax returns that are subject to examination by the foreign tax authorities.

•	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

- F8 -

•	Foreign currencies translation (continued)

The functional currency of the Company is the United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. In addition, the Company maintains its books and record in a local currency, Malaysian Ringgit (“MYR” or “RM”), which is functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates for the respective years:

	As of and for the 9 months period ended September 30,
	2018	2017
Year-end MYR : US$1 exchange rate	4.1405	4.2275
Yearly average MYR : US$1 exchange rate	3.9917	4.3327

•	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

•	Fair value of financial instruments

The carrying value of the Company’s financial instruments: cash and cash equivalents, trade receivable, deposits and other receivables, amount due to related parties and other payables approximate at their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

•	Level 1 : Observable inputs such as quoted prices in active markets;

•	Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

As of December 31, 2017, and 2016, the Company did not have any nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements, at least annually, on a recurring basis, nor did the Company have any assets or liabilities measured at fair value on a non-recurring basis.

- F9 -

•	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. In August 2015, the FASB issued an Accounting Standards Update to defer by one year the effective dates of its new revenue recognition standard until annual reporting periods beginning after December 15, 2017 (2018 for calendar-year public entities) and interim periods therein. This adoption will not have a material impact on our financial statements.

In June 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements-Going concern (Subtopic 205-40) which provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. This guidance in ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. This adoption will not have a material impact on our financial statements.

In February 2015, the FASB issued ASU 2015-02 "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. This adoption will not have a material impact on our financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory, which requires an entity to measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. We will recognize our inventories at cost or net realizable value, whichever lower.

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and 2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those years. The Company is evaluating this ASU and has not determined the effect of this standard on its ongoing financial reporting.

In January 2017, the FASB issued Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU 2017-01), which revises the definition of a business and provides new guidance in evaluating when a set of transferred assets and activities is a business. We will adopt the new standard effective January 1, 2018, on a prospective basis and do not expect the standard to have a material impact on our consolidated financial statements.

- F10 -

3.	OTHER RECEIVABLES AND DEPOSITS

	As of
	September 30, 2018	December 31, 2017

Other receivables	$6,076	$122,000
Amount owing to related parties	4,551	3,940
Deposits	3,113	2,547
Prepayment	905	-
	14,645	128,487

4.	INVENTORIES

	As of
	September 30, 2018	December 31, 2017

Finished goods, at cost	$20,903	$32,086
Total inventories	20,903	32,086

5.	PLANT AND EQUIPMENT, NET

Plant and equipment consisted of the following:

	As of
	September 30, 2018	December 31, 2017

Furniture and fittings	$371	$371
Lab equipment	273,304	273,304
Office equipment	584	145
Motor vehicles	118,411	-
	392,670	273,820
(Less): Accumulated depreciation	(44,401)	(13,630)
Add: Foreign translation differences	2,767	12,972
Plant and equipment, net	$351,036	$273,162

Depreciation expense for the period ended September 30, 2018 and 2017 were $30,771 and $4,946, respectively.

6.	OTHER INVESTMENT

For the period ended September 30, 2018, the Company invested 8.33% in Genenews Diagnostics Sdn Bhd for cash consideration of $12,075 (RM49,998).

	As of
	September 30, 2018	December 31, 2017

Investment in Genenews Diagnostics Sdn Bhd	$12,075	$-

- F11 -

7.	OTHER PAYABLES AND ACCRUED LIABILITIES

	As of
	September 30, 2018	December 31, 2017

Other creditors	$258,791	$1,035,940
Commission payable	52,356	94,551
Accrued other expenses	12,455	8,101
Advanced payment received from customers	966	-
	324,568	1,138,592

8.	AMOUNT OWING TO A DIRECTOR

As of September 30, 2018 and December 31, 2017, a Director of the Company advanced $169 and $nil, respectively to the Company, which is unsecured, interest-free with no fixed repayment term, for working capital purpose. Imputed interest is considered insignificant.

9.	OBLIGATIONS UNDER FINANCE LEASE

The Company purchased motor vehicles under finance lease agreement with the effective interest rate of 4.08% per annum. The obligation under the finance lease is as follows:

	As of
	September 30, 2018	December 31, 2017

Finance lease	$95,204	$-
Less: interest expense	(8,887)	-
Present value of finance lease	86,317	-

Current portion	18,535	-
Non-current portion	67,782
Total	86,317	-

The maturity of the finance lease is as follow:

	As of
	September 30, 2018	December 31, 2017

- Not later than 1 year	$18,535	$-
- Later than 1 year but not later than 2 years	19,816	-
- Later than 2 years but not later than 5 years	47,966	-
	86,317

 - F12 -

10.	INCOME TAX

 Provision for income taxes consisted of the following:

	For the 9 months period ended September 30,
	2018	2017
Income tax
Local	-	-
Foreign, representing:
Malaysia	33,820	-

Deferred tax
Local	$-	$-
Foreign, representing:
Malaysia	-	4,336

	33,820	4,336

United States of America

The Company is registered in the State of Wyoming and is subject to the tax laws of the United States of America.

Malaysia

Bionexus Gens Lab Sdn Bhd is subject to Malaysia Corporate Tax, which is charged at the statutory income tax rate range from 18% to 24% on its assessable income.

	As of
	September 30, 2018	December 31, 2017

Deferred tax liabilities:

Plant and equipment
Local	$-	$-
Foreign, representing:
Malaysia	4,484	4,570
Deferred tax liabilities	4,484	4,570

 - F13 -

11.	STOCKHOLDERS’ EQUITY

During the year, the Company has issued the following common stock :

	Number of shares of common stock		As of
	2018	2017	2018		2017
	Shares	Shares	USD			USD
Issued and fully paid:			$		$

At the beginning of the year	53,295,116	2		5,205,762		1
Issued during the year	14,315,000	53,295,114		1,170,630		5,205,761
At the end of the year	67,610,116	53,295,116		6,376,392		5,205,762

Pursuant to the Companies Act 2016 in Malaysia, effective from 31 January 2017, the concept of authorized share capital and par value has been abolished. Amount standing to the credit of premium account/capital redemption reserve are transferred to share capital as at that date.

12.	FOREIGN CURRENCY EXCHANGE RATE

The Company cannot guarantee that the current exchange rate will remain stable, therefore there is a possibility that the Company could post the same amount of income for two comparable periods and because of the fluctuating exchange rate post higher or lower income depending on exchange rate converted into US$ at the end of the financial year. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

13.	SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has completed the issuance and sale of an aggregate of 7,250,000 shares at a price of $0.1 per share with each share consisting of one share of the Company’s common stock, without any par value per share (the “Common Stock”) in a private placement to the investors, pursuant to the Subscription Agreements dated as of October 23, 2018 between the Company and the investor.

Shares Issued to

Date of Issuance   No. of Shares    Service Providers (SP)     Investors (INV)               Investment Collected

Oct 10, 2017         52,830,000         51,250,000 to 11 SPs       1,580,000 to 22 INVs     $   181,256

Feb 2, 2018            8,097,558              130,000 to 6 SPs          7,967.558 to 70 INVs     $   746,756 (1m shares/$0.05)

Apr 23, 2018          6,450,000            2,000,000 to 1 SP           4,450,000 to 35 INVs     $   445,000

Oct 23, 2018          7,250,000               500,000 to 1 SP           6,750,000 to 43 INVs      $   375,000

Total                     74,627,558                                                 20,747,558  to170 INVs    $1,748,012

                          ==========                                               ==================   ==========

- F14 –

FINANCIAL STATEMENTS AND EXHIBITS

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet as of December 31, 2017 and 2016	F-3

Consolidated Statements of Operations for Years Ended December 31, 2017 and 2016	F-4

Consolidated Statement of Cash Flows for the Years Ended December 31, 2017 and 2016	F-5 to F-6

Consolidated Statement of Stockholders’ Equity as of December 31, 2017 and 2016	F-7

Notes to Consolidated Financial Statements	F-8 to F-15

- F1 -

TOTAL ASIA ASSOCIATES PLT (AF002128 & LLP0016837-LCA) A Firm registered with US PCAOB and Malaysian MIA Block C-3-1, Megan Avenue 1, 189, Off Jalan Tun Razak, 50400, Kuala Lumpur. Tel: (603) 2733 9989

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

BioNexus Gene Lab Corp.

Level 8, Tower 8, Avenue 5, The Horizon,

No. 8 Jalan Kerinchi, Bangsar South,

59200 Kuala Lumpur, Malaysia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BioNexus Gene Lab Corp. (“the Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the each of two years in the year ended of December 31, 2017 and 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of two years in the year ended December 31, 2017 and 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ Total Asia Associates PLT TOTAL ASIA ASSOCIATES PLT

We have served as the Company’s auditor since 2018.

Petaling Jaya, Malaysia

Date: December 17, 2018

- F2 -

BIONEXUS GENE LAB CORP.

CONSOLIDATED BALANCE SHEET

(Amount expressed in United States Dollars (“US$”), except for number of shares)

		As of December 31,
	Note	2017	2016
ASSETS
Current assets:
Cash and bank balances		$839,145	$26
Other receivables and deposits	3	128,487	-
Inventories	4	32,086	-
		999,718	26

Total current assets		999,718	26

Non-current asset:
Plant and equipment, net	5	273,162	-

TOTAL ASSETS		$1,272,880	$26

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables		$35,092	$-
Other payables and accrued liabilities	6	1,138,592	1,337

Total current liabilities		1,173,684	1,337

Non-current liabilities:
Deferred tax liabilities	7	4,570	-

TOTAL LIABILITIES		$1,178,254	$1,337

Stockholders’ equity:
Issued capital,53,295,116 outstanding as of December 31, 2017	8	$5,205,762	$1
Additional paid in capital		(5,011,891)	-
Accumulated losses		(113,296)	(1,438)
Other comprehensive income		14,051	126
Total stockholders’ equity/(deficit)		94,626	(1,311)

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY		$1,272,880	$26

See accompanying notes to financial statements

- F3 -

BIONEXUS GENE LAB CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amount expressed in United States Dollars (“US$”), except for number of shares)

		Years ended December 31
		2017	2016

Revenues, net		$107,680	$-

Cost of revenues		(28,871)	-

Gross profit		78,809	-

Other income		8,492	-

Operating expenses		(206,715)	(835)

Loss from operations		(119,414)	(835)

Income tax expense	7	(4,336)	-

NET LOSS		$(123,750)	$(835)

Other comprehensive income:
- Foreign currency translation gain		13,925	89

COMPREHENSIVE LOSS		$(109,825)	$(746)

Loss per share		$(0.002)	$(373)

Weighted average number of common shares outstanding -Basic and diluted		53,295,116	2

See accompanying notes to financial statements

- F4 -

BIONEXUS GENE LAB CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amount expressed in United States Dollars (“US$))

	Years ended December 31
	2017	2016
Cash flows from operating activities:
Net loss	$(123,750)	$(835)

Adjustments to reconcile net loss to net cash generated from/(used in) operating activities:
Plant and equipment written off	26,628	-
Depreciation of property, plant and equipment	15,031	-
Operating loss before working capital changes	(82,091)	(835)

Changes in operating assets and liabilities:
Inventories	(32,086)	-
Other receivables and deposits	(6,487)	-
Trade and other payables	477,880	-
Cash generated from/(used in) operating activities	357,216	(835)

Cash flows from investing activities:
Acquisition of a subsidiary	(5,000,000)	-
Purchase of plant and equipment	(314,821)	-
Net cash used in investing activities	(5,314,821)	-

Cash flows from financing activities:
Other payable	578,374
Proceed from issued shares	5,205,761	-
(Repayment to)/Advance from a Director	(1,337)	638
Net cash generated from financing activities	5,782,798	638

Foreign currency translation adjustment	13,926	89

NET CHANGE IN CASH AND CASH EQUIVALENTS	825,193	(108)

CASH AND CASH EQUIVALENTS, BEGINNING OF FINANCIAL YEAR	26	134

CASH AND CASH EQUIVALENTS, END OF FINANCIAL YEAR	$839,145	26

See accompanying notes to financial statements.

- F5 -

BIONEXUS GENE LAB CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT.)

(Amount expressed in United States Dollars (“US$))

	Years ended December 31
	2017	2016
CASH AND CASH EQUIVALENTS INFORMATION:
Cash in hand	$138	$26
Cash at bank	839,007	-
Cash and cash equivalents, end of financial year	839,145	26

Supplementary cash flow information:
Interest paid	-	$-
Income taxes paid	-	-

See accompanying notes to financial statements.

- F6 -

BIONEXUS GENE LAB CORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

(Amount expressed in United States Dollars (“US$))

	Common stock		Additional paid up share capital	Accumulated losses	Accumulated other comprehensive profit	Total Equity
	Number of shares	Share capital
Balance as of Jan 01, 2016	2	$1	$-	$(603)	$37	$(565)
Net loss for the year	-	-	-	(835)	-	(835)
Foreign currency translation gain	-	-	-	-	89	89
Balance as of Dec 31, 2016	2	1	-	(1,438)	126	(1,311)
Issued shares	53,295,114	5,205,761	(5,011,891)	11,892	-	205,762
Net loss for the year	-	-	-	(123,750)	-	(123,750)
Foreign currency translation gain	-	-	-	-	13,925	13,925
Balance as of Dec 31, 2017	53,295,116	5,205,762	(5,011,891)	(113,296)	14,051	94,626

See accompanying notes to financial statements.

- F7 -

BIONEXUS GENE LAB CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT

(Amount expressed in United States Dollars (“US$”), except for number of shares)

1.	ORGANIZATION AND BUSINESS BACKGROUND

BioNexus Gene Lab Corp was incorporated in the State of Wyoming on May 12, 2017. On August 23, 2017, the Company acquired all of the outstanding capital stock of BGS Lab Sdn. Bhd., a Malaysian corporation (“Subsidiary”). The Subsidiary was incorporated in Malaysia on April 7, 2015 which it then subsequently changed its name to Bionexus Gene Lab Sdn. Bhd.

The principal office address is Level 8, Tower 8, Avenue 5, The Horizon, No. 8 Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur, Malaysia, our lab is located at Lab 353, Chemical Science Centre, University Science Malaysia, George Town, Penang, Malaysia. We also have a blood collection center located at 1st floor, Lifecare Medical Centre, Kuala Lumpur, Malaysia.

The corporate structure is depicted below:

BioNexus Gene Lab Corp. a Wyoming company
100% owned
Bionexus Gene Lab Sdn. Bhd a Malaysian company

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

·	Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

·	Use of estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

·	Cash and cash equivalents

Cash and cash equivalents represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

- F8 -

·	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis to write off the cost over the following expected useful lives of the assets concerned. The principal annual rates used are as follows:

Categories	Principal Annual Rates/Expected Useful Life
Furniture & fittings	10%
Lab Equipment	10%
Office equipment	20%

Fully depreciated plant and equipment are retained in the financial statements until they are no longer in use.

·	Inventories

Inventories consisting of products available for sell, are stated at the lower of cost or market value. Cost of inventory is determined using the first-in, first-out (FIFO) method. Inventory reserve is recorded to write down the cost of inventory to the estimated market value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Company takes ownership, risks and rewards of the products purchased. Write downs are recorded in cost of revenues in the Condensed Statements of Operations and Comprehensive Income.

·	Revenue recognition

Revenue recognized when it is probable that the economic benefits associated with the transaction will flow to the enterprise and the amount of the revenue can be measured reliably. Revenue is measured at the fair value of consideration received or receivable.

a.	Sales of goods or rendering of services

An entity shall recognize revenue associated with the transaction by reference to the stage of completion of the transaction at the end of the reporting period. The outcome of a transaction can be estimated reliably when all the following conditions are satisfied: -

i.	The amount of revenue can be measured reliably;

ii.	It is probable that the economic benefits associated with the transaction will flow to the entity;

iii.	The stage of completion of the transaction at the end of the reporting period can be measured reliably; and

iv.	The costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

b.	Interest income

Interest is recognized on receipt basis.

- F9 -

·	Cost of revenues

Cost of revenue includes the purchase cost of retail goods for re-sale to customers and packing materials (such as boxes). It excludes purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs and other costs of distribution network in cost of revenues.

·	Shipping and handling fees

Shipping and handling fees, if billed to customers, are included in revenue. Shipping ang handling fees associated with inbound and outbound freight are expensed as incurred and included in selling and distribution expenses.

·	Comprehensive income

ASC Topic 220, “Comprehensive Income” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statements of stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation and cumulative net change in the fair value of available-for-sale investments held at the balance sheet date. This comprehensive income is not included in the computation of income tax expense or benefit.

·	Income tax expense

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclosed in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company conducts major businesses in Malaysia and is subject to tax in their own jurisdictions. As a result of its business activities, the Company will file separate tax returns that are subject to examination by the foreign tax authorities.

·	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

-F10 –

·	Foreign currencies translation (continued)

The functional currency of the Company is the United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. In addition, the Company maintains its books and record in a local currency, Malaysian Ringgit (“MYR” or “RM”), which is functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates for the respective years:

	As of and for the year ended December 31,
	2017	2016
Year-end MYR : US$1 exchange rate	4.0620	4.4860
Yearly average MYR : US$1 exchange rate	4.3004	4.1483

·	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

·	Fair value of financial instruments

The carrying value of the Company’s financial instruments: cash and cash equivalents, trade receivable, deposits and other receivables, amount due to related parties and other payables approximate at their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

•	Level 1 : Observable inputs such as quoted prices in active markets;

•	Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

As of December 31, 2017, and 2016, the Company did not have any nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements, at least annually, on a recurring basis, nor did the Company have any assets or liabilities measured at fair value on a non-recurring basis.

- F11 –

·	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. In August 2015, the FASB issued an Accounting Standards Update to defer by one year the effective dates of its new revenue recognition standard until annual reporting periods beginning after December 15, 2017 (2018 for calendar-year public entities) and interim periods therein. This adoption will not have a material impact on our financial statements.

In June 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements-Going concern (Subtopic 205-40) which provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. This guidance in ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. This adoption will not have a material impact on our financial statements.

In February 2015, the FASB issued ASU 2015-02 "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. This adoption will not have a material impact on our financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory, which requires an entity to measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. We will recognize our inventories at cost or net realizable value, whichever lower.

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and 2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those years. The Company is evaluating this ASU and has not determined the effect of this standard on its ongoing financial reporting.

In January 2017, the FASB issued Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU 2017-01), which revises the definition of a business and provides new guidance in evaluating when a set of transferred assets and activities is a business. We will adopt the new standard effective January 1, 2018, on a prospective basis and do not expect the standard to have a material impact on our consolidated financial statements.

- F12 –

3	OTHER RECEIVABLES AND DEPOSITS

	As at December 31,
	2017	2016

Other receivables	$122,000	$-
Amount owing to related parties	3,940	-
Deposits	2,547	-
	128,487	-

4.	INVENTORIES

	As at December 31,
	2017	2016

Finished goods, at cost	$32,086	$-
Total inventories	32,086	-

5.	PLANT AND EQUIPMENT, NET

Plant and equipment consisted of the following:

	As of December 31,
	2017	2016

Furniture and fittings	$371	$-
Lab equipment	273,304	-
Office equipment	145	-
	273,820	-
(Less): Accumulated depreciation	(13,630)	-
Add: Foreign translation differences	12,972	-
Plant and equipment, net	$273,162	$-

Depreciation expense for the year ended December 31, 2017 and 2016 were $15,031 and $NIL, respectively.

6.	OTHER PAYABLES AND ACCRUED LIABILITIES

	As at December 31,
	2017	2016

Other creditors	$335,566	$-
Commission payable	94,551	-
Accrued other expenses	8,101	1,337
	438,218	1,337

- F13 –

7.	INCOME TAX

Provision for income taxes consisted of the following:

	As of December 31,
	2017	2016

Deferred tax
Local	$-	$-
Foreign, representing:
Malaysia	4,336	-

	4,336	-

United States of America

The Company is registered in the State of Wyoming and is subject to the tax laws of the United States of America.

Malaysia

Bionexus Gens Lab Sdn Bhd are subject to Malaysia Corporate Tax, which is charged at the statutory income tax rate range from 18% to 24% on its assessable income.

	As of December 31,
	2017	2016

Deferred tax liabilities:

Plant and equipment
Local	$-	$-
Foreign, representing:
Malaysia	4,570	-
Deferred tax liabilities	4,570	-

8.	STOCKHOLDERS’ EQUITY

During the year, the Company has issued the following common stock:

	Number of common stock		As at December 31,
	2017	2016	2017		2016
	Shares	Shares		USD		USD
Issued and fully paid:			$		$

At the beginning of the year	2	2		1		1
Issued during the year	53,295,114	-		5,205,761		-
At the end of the year	53,295,116	2		5,205,762		1

- F14 –

8.	STOCKHOLDERS’ EQUITY (CONT.)

Pursuant to the Companies Act 2016 in Malaysia, effective from 31 January 2017, the concept of authorized share capital and par value has been abolished. Amount standing to the credit of premium account/capital redemption reserve are transferred to share capital as at that date.

9.	FOREIGN CURRENCY EXCHANGE RATE

The Company cannot guarantee that the current exchange rate will remain stable, therefore there is a possibility that the Company could post the same amount of income for two comparable periods and because of the fluctuating exchange rate post higher or lower income depending on exchange rate converted into US$ at the end of the financial year. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

10.	SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has completed the issuance and sale of the following;

On February 2, 2018, the Company completed the issuance and sale of an aggregate of 8,097,558 shares of the Company’s no par value common stock (the “Common Stock”) at a price of $0.1 per share in a private placement pursuant to the Subscription Agreements dated as of February 2, 2018 between the Company and such investors.  In addition, on that same date, the Company issued 130,000 shares of Common Stock to various services providers for services rendered.

On February 2, 2018, the Company cancelled a issuance and sale of an aggregate of 465,116 shares of  Common Stock at a price of $0.1 per share with the investor on previously made on or about September 1, 2017.  On that same date, the Company completed the issuance and sale of an aggregate of 232,558 shares of Common Stock at a price of $0.1 per share in a private placement with the same  investor pursuant to the Subscription Agreements with the Company.

On April 23, 2018, the Company completed the issuance and sale of an aggregate of 6,450,000 shares of Common Stock at a price of $0.1 per share in a private placement pursuant to the Subscription Agreements between the Company and such investors. In addition, on that same date, the Company issued 2,000,000 shares of Common Stock to one service provider for services rendered.

On October 23, 2018, the Company has completed the issuance and sale of an aggregate of 7,250,000 shares of Common Stock at a price of $0.1 per share in a private placement pursuant to the Subscription Agreements between the Company and such investors. In addition, on that same date, the Company issued 500,000 shares of Common Stock to one service provider for services rendered.

- F15 -

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Item	Amount ($)
SEC Registration Fee	63.02
Transfer Agent Fees	4,000.00
Legal Fees	30,000.00
Accounting Fees	20,000.00
EDGAR Format	1,000.00
Miscellaneous	1,000.00
TOTAL	56,063.02

Item 14. Indemnification of Directors and Officers

Section 17-16-851 of the Wyoming Business Corporation Act (WBCA) provides that a corporation may indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director or officer (other than an action by or in the right of the corporation - a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Pursuant to Article VI of our Bylaws, the Company has the power to indemnify current or former directors, officers, employees, and agents to the fullest extent provided in its Articles of Incorporation and by the WBCA as amended and in effect on the date of the adoption of this article.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities

In October 2017, the Company issued a total of 51,250,000 shares of common stock to 19 persons who have provided consulting and other services to the Company. This issuance includes 31,000,000 shares to four officers of the Company and 20,000,000 shares to Dr. Liew in connection with the acquisition of the Subsidiary pursuant to the Share Exchange Agreement among the parties. In addition, during that same month, the Company issued 1,580,000 shares of common stock in a private placement to 22 investors at a price of $0.10 per share and received $158,000 in cash proceeds. The offer and sale of all of the securities above was effected under Regulation S promulgated under the Securities Act, as amended, as each such shareholder is a non-US Person, was not acquiring the shares on behalf of a US Person, and will not sell the shares unless pursuant to a registration statement or an available exemption.

On February 2, 2018, the Company issued a total of 130,000 shares of common stock to six parties to provide various consulting services for the Company. The offer and sale of the securities was effected under Regulation S promulgated under the Securities Act, as amended, as each such shareholder is a non-US Person, was not acquiring the shares on behalf of a US Person, and will not sell the shares unless pursuant to a registration statement or an available exemption.  In addition, on that same date, after cancelling 456,000 shares previously issued to a shareholder, the Company  issued 7,967,558 shares of common stock in a private placement to 70 investors at a price of $0.10 per share and received $796,756 in cash proceeds. This amount includes the issuance of 232,558 shares to the same shareholder referenced in the prior sentence. The offer and sale of all of the securities above was effected under Regulation S promulgated under the Securities Act, as amended, as each such shareholder is a non-US Person, was not acquiring the shares on behalf of a US Person, and will not sell the shares unless pursuant to a registration statement or an available exemption.

On April 23, 2018, the Company issued a total of 2,000,000 shares of common stock to a one party to provide legal services to the Company. The issuance was exempt under Section 4(a)(2) of the Securities Act as the recipient was a sophisticated investor, the shares were restricted securities and he represented that he is acquiring the shares for investment purposes and now with a view to re-sell or re-distribute.  On that same date, the Company issued 6,450,000 shares of common stock in a private placement to 43 investors at a price of $0.10 per share and received $645,000 in cash proceeds. The offer and sale of all of the securities above was effected under Regulation S promulgated under the Securities Act, as amended, as each such shareholder is a non-US Person, was not acquiring the shares on behalf of a US Person, and will not sell the shares unless pursuant to a registration statement or an available exemption or Section 4(a)(2) of the Securities Act.

On October 23, 2018, the Company issued a total of 500,000 shares of common stock to a one party to provide consulting services for the Company. The offer and sale of the securities was effected under  Regulation S promulgated under the Securities Act, as amended, as each such shareholder is a non-US Person, was not acquiring the shares on behalf of a US Person, and will not sell the shares unless pursuant to a registration statement or an available exemption.  In addition, on that same date, the Company issued  6,750,000 shares of common stock in a private placements. Of the total amount, 3,750,000 shares were issued to 40 investors at a price of $0.10 per share and received $375,000 in cash proceeds and 3,000,000 shares were issued to 3 parties in connection with their agreement to subscribe to certain blood gene services offered by the Company. The offer and sale of all of the securities above was effected under Regulation S promulgated under the Securities Act, as amended, as each such shareholder is a non-US Person, was not acquiring the shares on behalf of a US Person, and will not sell the shares unless pursuant to a registration statement or an available exemption.

Item 16. Undertakings

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Item 17. Exhibits.

Exhibit	Description
3.1(a)	Articles of Incorporation of Registrant(1)
3.1(b)	Articles of Amendment of Registrant(1)
3.1(c)	Articles of Association of PE Furnishings Sdn. Bhd, Name Change to BGS Lab Sdn. Bdh and Name Change to BioNexus Gene Lab Sdn. Bdh (1)
3.2(a)	Bylaws of the Registrant(1)
5.1	Opinion of Daniel H Luciano, Esq.(1)
10.1 10.2 10.3

Stock Exchange Agreement between the Registrant and BGS Lab Sdn. Bbh. and its shareholders dated August 23, 2017(1)

Securities and Laboratory Equipment/Stock/Technical Know-How Exchange Agreement between BGS Lab Sdn Bhd and Dr. Liew Choong Chin(1)

Waiver of Dr. Liew(1)

23.1	Consent of Attorney Daniel H Luciano (filed as part of Exhibit 5.1)
23.2	Consent of Total Asia Associates PLT(1)

__________________________________________________________

(1) Filed herewith.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, in the Kuala Lumpur, Malaysia, on the __th day of January 2019.

BioNexus Gene Lab Corporation

             (Registrant)

/s/ Chan Chong Wong

Chan Chong Wong

Chief (Principal) Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on January 23, 2019.

/s/ Chan Chong Wong

Chan Chong Wong

Chief (Principal) Executive Officer

/s/ Wei Li Leong

Wei Li Leong

Chief (Principal) Financial Officer

/s/ Soo Kow (Kenny) Lai

Soo Kow (Kenny) Lai

Chairman

/s/ Chi Yuen (George) Leong

Chi Yuen (George) Leong

President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chi Yuen (George) Leong, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of BioNexus Gene Lab Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Chan Chong Wong

Chan Chong Wong

Chief (Principal) Executive Officer

/s/ Wei Li Leong

Wei Li Leong

Chief (Principal) Financial Officer

/s/ Soo Kow (Kenny) Lai

Soo Kow (Kenny) Lai

Chairman

Date: January 23, 2019

EXHIBIT INDEX

Exhibit	Description
3.1(a)	Articles of Incorporation of Registrant(1)
3.1(b)	Articles of Amendment of Registrant(1)
3.1(c)	Articles of Association of PE Furnishings Sdn. Bhd, Name Change to BGS Lab Sdn. Bdh and Name Change to BioNexus Gene Lab Sdn. Bdh(1)
3.2(a)	Bylaws of the Registrant(1)
5.1	Opinion of Daniel H Luciano, Esq.(1)
10.1 10.2 10.3

Stock Exchange Agreement between the Registrant and BGS Lab Sdn. Bbh. and its shareholders dated August 23, 2017(1)

Securities and Laboratory Equipment/Stock/Technical Know-How Exchange Agreement between BGS Lab Sdn Bhd and Dr. Liew Choong Chin(1)

Waiver of Dr. Liew(1)

23.1	Consent of Attorney Daniel H Luciano (filed as part of Exhibit 5.1)
23.2	Consent of Total Asia Associates PLT(1)

__________________________________________________________

(1) Filed herewith.